Filed pursuant to Rule 424(b)(3)

SEC File No. 333-111816

PROSPECTUS SUPPLEMENT TO PROSPECTUS DATED MARCH 8, 2004

4,000,000 Shares

Aviall, Inc.

Common Stock

The selling stockholder is selling to the underwriter 4,000,000 shares of common stock at a price of $28.29 per share. We will not receive any of the net proceeds from this offering.

Our common stock is listed on The New York Stock Exchange under the symbol “AVL.” The closing price on the New York Stock Exchange Composite Tape on February 7, 2005 was $29.78 per share.

Investing in our common stock involves risks. See “ Risk Factors” on page S-6.

The underwriter proposes to offer the 4,000,000 shares of our common stock from time to time for sale in negotiated transactions or otherwise, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices.

Delivery of the shares will be made on or about February 11, 2005.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement is truthful or complete. Any representation to the contrary is a criminal offense.

Credit Suisse First Boston

The date of this prospectus supplement is February 8, 2005.

Prospectus Supplement

ABOUT THIS PROSPECTUS SUPPLEMENT	S-1
INCORPORATION BY REFERENCE	S-2
CAUTIONARY LANGUAGE REGARDING FORWARD-LOOKING STATEMENTS	S-3
AVIALL, INC.	S-4
RECENT DEVELOPMENTS	S-4
RISK FACTORS	S-6

Prospectus

ABOUT THIS PROSPECTUS	1
WHERE YOU CAN FIND ADDITIONAL INFORMATION	1
INCORPORATION BY REFERENCE	1
CAUTIONARY LANGUAGE REGARDING FORWARD-LOOKING STATEMENTS	2
AVIALL, INC.	3
USE OF PROCEEDS	3
RATIO OF EARNINGS TO FIXED CHARGES	4

You should rely only on the information contained in this document or to which we have referred you. We have not authorized anyone to provide you with information that is different. This document may only be used where it is legal to sell these securities. The information in this document may only be accurate on the date of this document.

ABOUT THIS PROSPECTUS SUPPLEMENT

We are providing information to you about this offering of shares of our common stock by the selling stockholder in two parts. The first part is this prospectus supplement, which describes the specific terms of this offering and certain other matters relating to us and our financial condition. The second part is the accompanying prospectus, which provides more general information about securities that we may offer from time to time, some of which may not apply to this offering. You should read this prospectus supplement along with the accompanying prospectus and the information incorporated by reference herein. If the description of the offering varies between this prospectus supplement and the accompanying prospectus, you should rely on the information contained in this prospectus supplement. Generally when we refer only to the “prospectus” in this prospectus supplement, we are referring to both the prospectus and the prospectus supplement combined.

In this prospectus supplement and the accompanying prospectus, the words “Aviall,” “Company,” “we,” “our,” “ours” and “us” refer to Aviall, Inc. and its subsidiaries and the term “selling stockholder” refers to The Carlyle Group, acting through one or more of its affiliates, unless otherwise stated or the context requires.

INCORPORATION BY REFERENCE

We are allowed to “incorporate by reference” in this prospectus the information we file with the Securities and Exchange Commission, or SEC, which means:

•	incorporated documents are considered part of this prospectus;

•	we can disclose important information to you by referring you to those documents; and

•	information that we subsequently file with the SEC will automatically update and supersede the information in this prospectus and any information that was previously incorporated by reference in this prospectus. Any statement so updated or superseded shall not be deemed, except as so updated or superseded, to constitute part of this prospectus.

We incorporate by reference into this prospectus all documents filed by us pursuant to Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, subsequent to the date of this prospectus and prior to the consummation of this offering. In addition, except to the extent such information has been updated or superseded by the information in this prospectus, we incorporate by reference into this prospectus:

•	our Annual Report on Form 10-K for the year ended December 31, 2003;

•	our Quarterly Report on Form 10-Q for the quarter ended March 31, 2004;

•	our Quarterly Report on Form 10-Q for the quarter ended June 30, 2004;

•	our Quarterly Report on Form 10-Q for the quarter ended September 30, 2004;

•	our Current Report on Form 8-K, dated April 28, 2004, regarding the offering of 2,500,000 shares of our common stock by the selling stockholder;

•	our Current Report on Form 8-K, dated September 27, 2004, regarding the appointment of Wells Fargo Bank, N.A. as the transfer agent and registrar for our common stock; and

•	other than the information contained in Item 2.02 and Exhibit 99.9 related thereto identified in Item 9.01, which we expressly do not incorporate by reference herein, our Current Report on Form 8-K, dated January 28, 2005, as amended, regarding our distribution services agreement with General Electric Company.

In addition, we incorporate by reference the description of our common stock, which is contained in our registration statement on Form 10, filed with the SEC on December 22, 1993, as updated or amended in any amendment or report filed for such purpose.

You can obtain any of the filings incorporated by reference in this prospectus through us or from the SEC through the SEC’s website or at the Public Reference Section of the SEC at 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549. Documents incorporated by reference are available from us without charge, excluding any exhibits to those documents that are not specifically incorporated by reference in this prospectus. You can request a copy of the documents incorporated by reference in this prospectus, and other documents and agreements referred to in this prospectus, by requesting them in writing or by telephone from us at the following address:

Aviall, Inc.

P.O. Box 619048

Dallas, Texas 75261-9048

Attention:  Shareholder Services

Telephone:  (972) 586-1000

CAUTIONARY LANGUAGE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus supplement and the accompanying prospectus contain “forward-looking statements” concerning our business, operations and financial performance and condition. When we use the words “estimates,” “expects,” “forecasts,” “anticipates,” “projects,” “plans,” “intends,” “believes” and variations of such words or similar expressions in this prospectus supplement and the accompanying prospectus, we intend to identify forward-looking statements.

We have based our forward-looking statements on our current assumptions, expectations and projections about future events. We have expressed our assumptions, expectations and projections in good faith, and we believe there is a reasonable basis for them. However, we cannot assure you that our assumptions, expectations or projections will prove to be accurate.

A number of risks and uncertainties could cause our actual results to differ materially from the forward-looking statements contained in this prospectus supplement and the accompanying prospectus. Important factors that could cause our actual results to differ materially from the forward-looking statements are set forth in this prospectus supplement and the accompanying prospectus, including the factors described under the section entitled “Risk Factors.” These risks, uncertainties and other important factors include, among others:

•	loss of key suppliers or significant customers;

•	termination or curtailment of material contracts;

•	changes in demand for, or prevailing market prices of, our products and services;

•	inaccurate forecasts of our inventory requirements;

•	changes in economic conditions;

•	limited operational flexibility due to our significant indebtedness and other contractual restrictions;

•	increased competition;

•	failure to execute and realize anticipated benefits from existing and new agreements;

•	changes in our business strategy;

•	changes in government regulations and policies;

•	loss of access to, or use of, our corporate headquarters building;

•	inability to effectively and efficiently integrate new businesses and inventory;

•	limitations on our ability to use our net operating loss carryforward;

•	problems with the technology we use in connection with our operations;

•	foreign currency fluctuations and devaluations in our foreign markets; and

•	foreign political instability and acts of war or terrorism.

Other factors may cause our actual results to differ materially from the forward-looking statements. These forward-looking statements speak only as of the date of this prospectus supplement and, except as required by law, we do not undertake any obligation to publicly update or revise our forward-looking statements. We caution you not to place undue reliance on these forward-looking statements.

AVIALL, INC.

We are the largest independent global provider of new parts, supply-chain management and other related value-added services to the aerospace aftermarket. The aerospace aftermarket consists of parts needed for the scheduled and unscheduled maintenance, repair and modification of aircraft already in use but does not include parts used in the construction of new aircraft or engines. We serve this market through our two wholly-owned subsidiaries, Aviall Services, Inc., or Aviall Services, and Inventory Locator Service, LLC, or ILS. Aviall Services provides new parts and related supply-chain management services to the aerospace aftermarket, and ILS operates electronic marketplaces for buying and selling parts, equipment and services for the aerospace, defense and marine industries.

Aviall Services purchases a broad range of new parts, components and supplies from over 200 original equipment manufacturers, or OEMs, and resells them to over 17,500 government/military, general aviation/corporate and commercial airline customers, including over 290 airlines. The figures provided in the preceding sentence are as of December 31, 2003. Aviall Services also provides value-added services to our customers and suppliers, such as repair and assembly services, supply-chain management services and information-gathering and delivery services.

ILS operates electronic marketplaces for buying and selling parts, equipment and services for the global aerospace, defense and marine industries. As of December 31, 2003, ILS had more than 13,000 users in more than 82 countries, ILS’s electronic marketplaces contained more than 53 million line items representing over five billion parts for sale, and ILS also maintained databases of over 112 million cross-referenced United States, or U.S., government records, allowing users to research manufacturers and prices for specific parts, locate alternate parts, find additional uses and markets for parts and review U.S. government procurement histories. ILS has been the leader in aerospace electronic marketplaces for more than two decades.

RECENT DEVELOPMENTS

Financial Results. On February 1, 2005, we announced preliminary operating results for our fourth quarter and fiscal year ended December 31, 2004, which results are summarized below. We have not yet finalized our Annual Report on Form 10-K for the year ended December 31, 2004, and our independent accountants have not completed their audit of our operating results for the year. In addition, our management has not completed its report on our internal control over financial reporting as of December 31, 2004, and our registered independent public accountants have not completed their related attestation report. Our preliminary operating results are subject to completion of year-end audit procedures which may result in changes to these results.

Our net sales for the fourth quarter of 2004 rose by $10.2 million to $271.7 million, an increase of approximately 4% over our net sales of $261.5 million for the fourth quarter of 2003. The net sales growth in the fourth quarter of 2004 was driven primarily by Aviall Services’ strength in its airline and general aviation sectors. Net sales at ILS for the fourth quarter of 2004 were $7.2 million, an increase of $0.2 million year-over-year. Our gross profit for the fourth quarter of 2004 was $47.7 million, an increase of $4.4 million, or 10%, compared to the fourth quarter of 2003. Gross profit as a percentage of net sales for the fourth quarter of 2004 increased by 1% compared to the fourth quarter of 2003, based in part on a more favorable mix of general aviation, commercial airline and military engine product sales. Selling and administrative expenses increased $3.8 million year-over-year to $29.5 million for the fourth quarter of 2004, primarily as a result of expenses related to measures taken to achieve compliance with the Sarbanes-Oxley Act and higher sales and marketing expenses. Our operating income margin was 6.7% for the fourth quarter of 2004, which was in line with our operating income margin for the fourth quarter of 2003. Interest expense declined to $4.0 million in the fourth quarter of 2004, principally as a result of higher interest earnings on larger cash balances and a lower effective interest rate on our outstanding debt. Diluted earnings per share from continuing operations were $0.28 for the fourth quarter of 2004, which was the same as that reported for the fourth quarter of 2003.

Our net sales for 2004 were $1.164 billion, an increase of $150.7 million, or 15%, compared to net sales of $1.013 billion for 2003. Gross profit for 2004 was $191.9 million, a 13% increase over the $169.6 million of gross profit achieved in 2003. Selling and administrative expenses, while essentially flat as a percentage of sales, were 15% higher in absolute terms in 2004 compared to 2003 because of normal salary and benefits increases, new Sarbanes-Oxley Act compliance costs, shelf registration expenses and sales commissions. Operating income for 2004 was $76.3 million, an increase of $8.6 million, or 13%, compared to 2003. Interest expense significantly decreased in 2004 compared to 2003 as a result of the refinancing transactions that we completed in June 2003. We had a lower-than-anticipated effective tax rate of 28% which was attributable to the release of a valuation allowance for state tax net operating loss carryforwards and an increase in the estimated tax benefit of our extraterritorial income exclusion. Net earnings after tax for 2004 were $43.2 million, or $1.28 per diluted share, as compared to a loss of $0.29 per diluted share in 2003. Net cash generated by operations in 2004 was $80.8 million compared to $51.8 million for 2003, an increase that was principally attributable to our higher net earnings.

New Distribution Services Agreement and Amendment to Credit Facility. On January 28, 2005, we entered into an exclusive, worldwide distribution services agreement with General Electric Company, or GE, relating to the distribution of parts for the GE CF6-50 and CF6-80A aircraft engines. Under the agreement, Aviall Services is the exclusive provider of parts that are unique to the GE CF6-50 and CF6-80A aircraft engines and that are manufactured by GE, an affiliate of GE or a third party under contract with GE. In connection with the agreement with GE, we also amended the terms of our senior secured credit facility, or the Credit Facility, to provide for, among other things, an increase in the total amount of revolving credit commitments from $200.0 million to $260.0 million. On January 28, 2005, we drew down $107.0 million under the Credit Facility to fund our purchase of distribution rights and inventory under the agreement with GE.

RISK FACTORS

Investing in our common stock involves a high degree of risk. You should carefully consider the following risks in addition to the other information contained in, and incorporated by reference into, this prospectus supplement and the accompanying prospectus before you decide whether to invest in our common stock. If any of the following risks actually occur, the trading price of our common stock could decline and you may lose all or part of your investment.

Risks Related to Us

Our dependence on the aerospace industry makes us susceptible to negative trends and adverse economic conditions in the aerospace industry.

Virtually all of Aviall Services’ net sales and operating income are derived from the sale of parts, components, supplies and services to customers in the global aerospace and defense industry. As a result, Aviall Services’ business is directly affected by trends and economic factors that affect flight activity and costs in the aerospace industry, including fuel prices, economic cycles, inflation, labor demands and instability and regulatory oversight, as well as factors that affect flying activity by the U.S. military and its allies.

Reduced flight activity and increased fuel and other costs generally result in reduced demand for parts, components, supplies and services by customers in the aerospace industry. Increased fuel and other costs may also affect the financial health and continued viability of customers in the aerospace industry. Because a high proportion of Aviall Services’ operating costs are relatively fixed, reduced sales may have a negative impact on its margins and earnings, as lower gross profits cannot be completely offset by lower expenses. Further, because we purchase parts, components and supplies from our suppliers in advance of orders from our customers based upon our estimates of future demand, reduced demand may have a materially detrimental impact on our cash flow and earnings. If expected sales do not materialize, our inventory levels could increase, resulting in increased financing requirements and interest expense and reducing the amount available under the Credit Facility.

Over the past four years, the demand for commercial air transport has been reduced by the prevailing global economic slowdown, terrorist attacks and their aftermath, and military activity in Iraq and Afghanistan, which has accelerated retirement of older aircraft and caused the deferral of nonessential aircraft maintenance and overhaul services. This has reduced the demand for our parts, components and supplies used on commercial aircraft. In addition, some commercial aviation operations have been reduced because commercial airlines, air freight carriers and other commercial airline-related firms around the world are experiencing large financial losses, which in some cases have resulted in bankruptcies. Although passenger traffic increased in 2004, we cannot predict the length of time required for a full recovery of the global commercial aviation sector, and any recovery could be hindered by a number of factors, including slower economic growth, foreign political instability, acts of war or terrorism, or higher fuel prices.

In recent periods, we have relied heavily on increased flight activity by the U.S. military and foreign militaries, particularly with respect to aircraft utilizing the Rolls-Royce T56 series engine, or the RR T56, to offset the decrease in commercial aviation activity. The U.S. military and certain foreign militaries may not sustain their current levels of flight activity and demand for parts and components for military aircraft utilizing the RR T56 engine in particular may not continue to increase. As a result, we may be unable to realize fully all of the benefits that we hope to receive from our RR T56 engine parts agreement with Rolls-Royce. Moreover, if some or all of these militaries were to effect an extensive, protracted grounding of their fleets of C-130 Hercules transport aircraft, the primary aircraft on which RR T56 engines are utilized, our business would be severely impacted. Under the terms of our agreement with Rolls-Royce, we are required to purchase significant amounts of RR T56 engine parts from Rolls-Royce in 2005. If demand for RR T56 engine parts decreases substantially, our inventory levels of RR T56 engine parts could grow to be larger than required to support our sales, increasing our financing requirements and interest expense and reducing the credit available under the Credit Facility.

In 2005 and beyond, we expect to generate significant sales of CF6 aircraft engine parts. Currently, the end users of a majority of CF6 aircraft engine parts consist of a relatively small number of commercial passenger and freight airlines. As a result, our ability to realize fully all of the benefits we hope to receive from our CF6 aircraft engine parts agreement will depend on the continued operation of aircraft using CF6 aircraft engines by these airlines or by third parties if these airlines discontinue the use of those aircraft. If one or more of these commercial passenger or freight airlines reduce their demand for CF6 engine parts due to economic or other factors or if there is an extensive, protracted grounding of CF6 aircraft engines or aircraft using CF6 aircraft engines, our business could be severely impacted.

In addition, the demand for our parts, components and supplies could decrease if one or more of our customers were to eliminate or retire one or more of their aircraft fleet types. Further, the demand for our parts, components and supplies could decrease if intense competition in the aerospace industry or other factors cause one or more of our customers to go out of business. Any decreases in demand for our parts, components and supplies could have a material adverse effect on our business, financial condition or results of operations.

We may face difficulty in integrating our agreement with GE to provide CF6 engine parts into our business. If we fail to integrate our agreement with GE successfully, or our agreement with GE is otherwise terminated, our business and the value of our common stock could be materially adversely affected.

On January 28, 2005, we entered into an exclusive, worldwide agreement with GE to become the exclusive provider of parts that are unique to the GE CF6-50 and CF6-80A aircraft engines and that are manufactured by GE, any affiliate of GE or any third party under contract with GE. Subject to earlier termination, the term of the agreement will continue for so long as either CF6 engine is used on an airworthy aircraft. We currently anticipate that this agreement will generate approximately $5 billion in revenues during its term, with anticipated average sales of $300 million per year on an annualized basis for the initial ten years of the agreement. The integration of this agreement, and our duties and responsibilities under it, into our current business structure may place significant burdens on our management and operations. Accordingly, our business and future operating results will depend on the ability of our officers and other key employees to implement this agreement effectively and efficiently. Our failure to implement this agreement successfully could have a material adverse effect on our business, financial condition, results of operations or the market value of our common stock.

Although our agreement with GE is not scheduled to terminate while either CF6 engine is used on an airworthy aircraft, GE may terminate this agreement if we materially breach the agreement and we do not timely cure any such breach or we and GE are otherwise unable to resolve any dispute relating to any such breach. In general, GE may also terminate the agreement if we are acquired by a competitor of GE’s aircraft engine business or a party that, in GE’s good faith judgment and reasonable discretion, does not have the resources and expertise to perform our obligations under the agreement or does not have a reputation for integrity, sound business ethics and compliance with laws. In addition, GE may terminate the agreement if our delivery performance under the agreement falls below certain levels specified in the agreement. In the event that GE terminates the agreement, our business, results of operations and financial condition would likely be materially adversely affected.

If Rolls-Royce or Honeywell terminate or limit their supplier relationships with us, our net sales could decline substantially and our business could otherwise be adversely affected.

We have two significant, long-term agreements with Rolls-Royce to sell its parts. In addition, we have several long-term agreements with Honeywell to sell its parts, which agreements are significant in the aggregate. During 2003, 60% and 6% of Aviall Services’ net sales were derived from sales of parts supplied by Rolls-Royce and Honeywell, respectively. We expect that these agreements will continue to represent a substantial percentage of our future net sales.

While our agreements with Honeywell and Rolls-Royce have a stated original term of ten years, each of these agreements contains a termination for convenience provision that allows the OEM supplier to terminate the agreement upon written notice on the dates and subject to the advance notice provisions set forth below:

Supplier	Parts	Earliest Date for Notice of Termination for Convenience	Notice Requirement
Rolls-Royce	RR T56 engine parts	January 1, 2007	120 days
Rolls-Royce	RR 250 engine parts	January 1, 2003	120 days
Honeywell	Hydromechanical controls for RR 250 and Honeywell LT101 series engines	January 1, 2002	60 days
Honeywell	Honeywell Engine Systems Accessories and Environmental Control Systems	April 1, 2006	60 days
Honeywell	Honeywell Engine Systems Accessories and Environmental Control Systems	June 27, 2007	30 days
Honeywell	Hydromechanical controls for RR T56 engines	June 30, 2004	60 days
Honeywell	Airline and general aviation lighting products	October 1, 2007	60 days

Honeywell and Rolls-Royce may also terminate these agreements if we materially breach or fail to make payments under these agreements, or if we become bankrupt or insolvent or commence bankruptcy proceedings. Furthermore, Rolls-Royce may terminate our agreements to provide RR T56 engine parts and Rolls-Royce 250 engine, or RR 250, parts upon 120-days prior written notice upon a change of control of Rolls-Royce, if we are acquired by a competitor of Rolls-Royce, or if we are acquired by a person that is not a competitor of Rolls-Royce and the acquisition causes our credit rating to fall.

In the event that Rolls-Royce or Honeywell discontinues production of the products we sell or terminates or fails to perform under our agreements with them, our results of operations would likely be materially adversely affected.

Our largest customers represent a major percentage of our total business and loss of all or some of these customers could have a material adverse effect on our results of operations.

In 2003, Aviall Services’ ten largest customers represented, in the aggregate, approximately 50% of its net sales, and Rolls-Royce, its single largest customer, accounted for approximately 41% of its net sales. Our sales to Rolls-Royce relate primarily to its role as prime contractor for RR T56 parts to the U.S. military. Pursuant to our parts agreement with Rolls-Royce, we ship U.S. military orders on behalf of Rolls-Royce and then invoice Rolls-Royce for the parts shipped. As a result, because we purchase all RR T56 parts from Rolls-Royce and the majority of RR T56 parts we sell are on behalf of Rolls-Royce, Rolls-Royce is both our largest customer and our largest supplier. The loss of Rolls-Royce as a supplier or the loss of the business that we conduct through Rolls-Royce with the U.S. military would, and the loss of all or some of our other large customers could, have a material adverse effect on our business, financial condition or results of operations.

Our significant indebtedness and other contractual obligations could adversely affect our financial health.

As of January 31, 2005, we had $307.4 million of debt outstanding, including capital lease obligations. We also had significant commitments under our parts contracts with Rolls-Royce and GE. In 2005, we have committed to purchase significant amounts of RR T56 parts from Rolls-Royce and CF6 parts from GE. We also have significant obligations under operating leases.

As of January 31, 2005, we had approximately $154.1 million of floating rate borrowings outstanding. In addition, the Credit Facility allowed for up to $123.8 million of additional floating rate borrowings as of January 31, 2005. As a result, our floating rate borrowings could increase dramatically in the future. Future interest rate increases will increase the interest expense on our floating rate borrowings, which could be significant.

Our leverage could have important consequences. For example, it could:

•	make it difficult for us to satisfy our financial obligations, including making scheduled principal and interest payments on our 7.625% senior notes due 2011, or the Senior Notes, the Credit Facility and our other indebtedness;

•	place us at a disadvantage relative to our competitors;

•	require us to dedicate a substantial portion of our cash flow from operations to fulfill contractual obligations and service payments on our indebtedness, thereby reducing funds available for other purposes;

•	increase our vulnerability to a downturn in general economic conditions or the industry in which we compete;

•	limit our ability to obtain additional financing for working capital, capital expenditures, acquisitions and general corporate and other purposes; and

•	limit our ability to plan for and react to changes in our business and the industry in which we compete.

We and our subsidiaries will be able to incur substantial additional indebtedness in the future under the Credit Facility, any debt securities issued under our shelf registration statement and any other debt securities we issue to the extent permitted by the Credit Facility and the indenture governing the Senior Notes. Although the Credit Facility and the indenture governing the Senior Notes restrict us and our restricted subsidiaries from incurring additional debt, these restrictions are subject to important exceptions and qualifications. If we or our subsidiaries incur additional debt, the risks that we and they now face as a result of our leverage could increase.

Competition in our industry is intense, and if we cannot compete effectively, we could lose market share and our business could otherwise be negatively affected.

With respect to Aviall Services, the market for aerospace parts, components and supplies is extremely competitive, and we face competition from a number of sources. Aviall Services competes with independent distributors, redistribution suppliers and aerospace OEMs who, in the aggregate, offer most of our nonexclusive product lines to the same customers. Many of our existing and potential competitors have greater resources than us. Also, many of our agreements with our suppliers, which in the aggregate are significant to our business, are non-exclusive, and others, like those with Rolls-Royce, Honeywell and GE, permit the supplier to sell its products directly to our customers in certain circumstances. Additionally, from time to time, we face competition from individual airlines liquidating or reducing their inventories and, in the future, we may face pricing pressures from airline consortiums pooling their resources to purchase parts, components and supplies at discounted prices.

Numerous companies compete with ILS in the operation of global aerospace and marine-related electronic marketplaces. Our competitors in this area include airlines, manufacturers, distributors, independent companies, and their alliances, and we expect the competition in this area to increase in the future.

The failure of Aviall Services or ILS to compete in their respective markets could have a material adverse effect on our business, financial condition or results of operations.

If we fail to forecast our inventory requirements accurately, we may incur significant costs or lose customers and our business could otherwise be adversely affected.

We use complex rolling inventory forecasts based upon anticipated customer orders to determine what we purchase from our suppliers. Lead times for purchases from our suppliers vary significantly and depend on factors such as specific supplier requirements, contract terms and the then-current market demand for particular products. If we underestimate our product requirements, we may have insufficient inventory to meet demand, which could result in shipping delays, lost sales and dissatisfied customers. Alternatively, if we overestimate our product requirements, we may accumulate excess inventory, which could result in increased carrying costs and write-offs of inventory and related unamortized distribution rights.

In December 2001, we wrote off $4.9 million of parts used on older commercial aircraft. Because many of these aircraft were temporarily grounded or permanently retired in the aftermath of the September 11, 2001 terrorist attacks, we experienced reduced demand for replacement parts and components used on these aircraft. We wrote off this excess inventory because of the likelihood that we would not be able to sell it in the future. In addition, we may be required to write-off inventory and related unamortized distribution rights when we stop selling a supplier’s parts or components or when a supplier chooses to compete against us. Any future write-offs could have a material adverse effect on our business, financial condition or results of operations.

If our inventory does not meet specifications established by certain governmental agencies, we could incur significant costs and our operating performance could otherwise be negatively affected.

Our inventory consists primarily of new aerospace parts, components and supplies that we purchase from our suppliers. Before any part, component or supply item may be used on an aircraft, it must meet standards of condition established by the Federal Aviation Administration, or the FAA, the U.S. Department of Defense or the equivalent regulatory agencies in other countries, such as the Canadian Transport Authority in Canada, the Joint Aviation Authority in the European Union and the Civil Aviation Authority in each of Australia, New Zealand, Singapore and the United Kingdom. Although regulatory requirements in other countries generally coincide with applicable U.S. requirements, specific regulations may vary from country to country. In some instances, components, parts and supplies that we purchase must also be traceable to sources deemed acceptable by the appropriate regulatory agency.

Parts and components that we own or acquire may not meet applicable standards and are subject to changing standards, which could require us to modify or eliminate parts and components contained in our inventory. Aerospace parts manufacturers may also develop new parts and components to be used in lieu of parts and components already contained in our inventory. In all such cases, to the extent that we have such parts and components in our inventory, their value may be reduced.

Our corporate headquarters, distribution network hub and approximately 90% of the value of our inventory reside in the same building. If we lose access to, or use of, this building, our business would be interrupted, which could adversely affect our business and results of operations.

Our corporate headquarters building near Dallas/Fort Worth International Airport is the hub for our distribution network. Approximately 90% of the value of our inventory resides in this building, and we receive and ship the majority of our inventory from this location. If we are unable to access this building because of security concerns, a natural disaster, a condemnation or otherwise or if this building is destroyed or materially damaged, our business would be materially adversely affected.

Furthermore, any damage to the building could damage some or all of the inventory stored in the building. If inventory is damaged, the FAA could require us to inspect each item before sale, which could take a significant amount of time and cause us to lose sales and customers. Any material loss of sales or customers would have a material adverse effect on our business and results of operations.

We have a disaster recovery plan to manage the use of our information technology and deal with telecommunications interruptions and other disasters, but this plan has not been tested in an actual disaster environment. In addition, we have business interruption insurance to both offset the cost of, and compensate us for, any event which interrupts our operations. However, the coverage may not be sufficient to compensate us for all potential losses and the conditions to the coverage may preclude us from obtaining reimbursement for some potential losses. While we have attempted to match our coverage to the most likely potential disasters and events that could interrupt our business, we may not have been able to foresee all the costs and implications of a disaster or other event and, therefore, the coverage may not be sufficient to reimburse us for our losses. Any material losses for which we are unable to obtain reimbursement may have a material adverse effect on our results of operations.

If our FAA repair authority is revoked or limited, we could incur significant costs and our growth could be hindered.

In 2003, Aviall Services’ product overhaul, repair and final assembly activities, which are regulated by the FAA, represented approximately 5% of Aviall Services’ net sales, including the parts used in these activities. The FAA prescribes standards and licensing requirements for aerospace components and effectively regulates component repair stations worldwide. Comparable agencies also regulate these matters in each of the foreign countries in which Aviall Services conducts operations. If Aviall Services loses the required FAA authority for its overhaul, repair and final assembly facilities, or loses the authority once it has been granted, the operation of that facility may be prohibited until it is able to obtain FAA authority.

While we believe that Aviall Services possesses all required domestic and foreign governmental certifications, the revocation or limitation of its FAA repair authority would have a material adverse effect on its overhaul, repair and final assembly operations. In addition, we may be forced to incur unanticipated costs to adapt Aviall Services’ overhaul, repair and final assembly operations to any changes in FAA regulations. Moreover, for purposes of their own compliance with FAA requirements, some of our customers may require us to certify that our facilities, products and services meet certain standards and specifications. If we fail to meet these certification requirements or fail to maintain our certified status with one or more of our customers, our reputation could be harmed, which could have a material adverse effect on our business, financial condition or results of operations.

We are subject to risks associated with our international operations, and we may fail to implement strategies that adequately protect us against these risks.

We sell our products to customers located in many countries around the world. Because we sell our products and services outside of the U.S., we are exposed to risks associated with selling and operating in foreign countries. These risks include:

•	fluctuations in currency exchange rates;

•	political instability;

•	limitations on the conversion of foreign currencies into U.S. dollars; and

•	economic volatility.

During 2003, we derived approximately 21% of our total sales from selling our products and services to customers located outside of the U.S. and 4% of our aggregate sales were denominated in foreign currencies. The percentage of our net sales derived from selling our products and services outside of the U.S. could increase in the future.

Although we may enter into certain transactions to hedge the risk of foreign currency exchange rate fluctuations or take other steps to protect against these risks, we may be unable to fully protect ourselves against these risks. Any of these risks could have a material adverse effect on our business, financial condition or results of operations.

The interests of the selling stockholder may be inconsistent with the interests of our other equity holders.

After the consummation of the sale of common stock by the selling stockholder described in this prospectus supplement, the selling stockholder will beneficially own approximately 14.0% of our common stock (based upon the number of shares of our common stock outstanding on February 4, 2005). In addition, two managing directors of the selling stockholder are members of our board of directors. Furthermore, pursuant to an investor rights agreement between the selling stockholder and us, or the Investor Rights Agreement, we may not take certain actions without the selling stockholder’s consent, including incurring certain types of additional debt, making specified payments and capital expenditures or issuing any class of capital stock that ranks senior to our common stock. As such, the selling stockholder asserts considerable influence over our operations. The interests of the selling stockholder may not be consistent with the interests of our other equity holders. Portions of the Investor Rights Agreement will continue in effect for so long as the selling stockholder continues to beneficially own at least 3.5% of our common stock.

The terms of our indebtedness and the Investor Rights Agreement could restrict our operations.

The terms of our indebtedness, including the Credit Facility and the indenture governing the Senior Notes, and the Investor Rights Agreement, contain covenants restricting our ability to, among other things, modify our corporate governance documents, incur certain additional debt, make specified payments and capital expenditures, authorize or issue capital stock, enter into transactions with our affiliates, consolidate, merge with or acquire another business, sell certain of our assets or liquidate, dissolve or wind-up our company. In addition, the terms of the Credit Facility require us to achieve and maintain certain specified financial ratios. These restrictions may limit our ability to engage in activities which could expand our business, including obtaining future financing, making needed capital expenditures, or taking advantage of business opportunities such as strategic acquisitions and dispositions, all of which could have an adverse effect on our business and results of operations.

Our failure to comply with the covenants contained in the Credit Facility or the indenture governing the Senior Notes could result in an event of default that could cause acceleration of our indebtedness.

Our failure to comply with the covenants and other requirements contained in the indenture governing the Senior Notes, the Credit Facility or our other debt instruments could cause an event of default under the relevant debt instrument. The occurrence of an event of default could trigger a default under our other debt instruments, prohibit us from accessing additional borrowings, and permit the holders of the defaulted debt to declare amounts outstanding with respect to that debt to be immediately due and payable. Our assets or cash flow may not be sufficient to repay fully borrowings under our outstanding debt instruments, and we may be unable to refinance or restructure the payments on indebtedness on favorable terms or at all. An event of default under the Credit Facility or the Senior Notes, particularly if followed by an acceleration of any outstanding amounts, could have a material adverse effect on our business.

We could incur significant costs and expenses related to environmental remediation.

Various federal, state, local and foreign laws and regulations require property owners or operators to pay for the costs of removal or remediation of hazardous or toxic substances located on, under or emanating from their property. Some of our current operations, such as our battery repair and brake service centers, use small quantities of hazardous or toxic substances in their operations. Some of our previously owned businesses used certain chemicals classified by various federal, state, local and foreign agencies as hazardous substances. We have retained certain environmental liabilities related to these formerly owned businesses and/or properties and are involved in various stages of investigation and cleanup to comply with federal, state, local and foreign regulations related to these formerly-owned businesses and/or properties.

These same laws and regulations also impose liability for contamination on persons who sent wastes to, or arranged for the disposal or treatment of hazardous or toxic substances or wastes at, the disposal or treatment facility. These laws and regulations generally impose liability regardless of whether the entity arranging for disposal ever owned or operated the disposal facility. In the United States, liability can be imposed retroactively and on a joint and several basis. We have been named a potentially responsible party under the Comprehensive

Environmental Response, Compensation and Liability Act and the Superfund Amendments and Reauthorization Act or similar state laws at several third-party disposal sites. At five of these sites, wastes were allegedly sent by the previous owner of assets used in our discontinued engine services operations. Accordingly, the previous owner has retained, and has been discharging, all liability associated with the cleanup of these sites pursuant to the sales agreement. Although we could be potentially liable in the event of nonperformance by the previous owner, we do not anticipate that we will incur any significant costs in connection with these matters. We have also been named a de minimus potentially responsible party at two sites. In addition, we have pending lawsuits related to environmental remediation associated with our former properties or with the transfer of waste generated by our previously owned businesses to offsite disposal facilities. We do not expect future costs in relation to any of these matters will be material.

As a past operator of businesses that used hazardous or toxic substances, we may be liable for additional removal or remediation costs, governmental penalties, property damage and related expenses. These costs and expenses could be significant and have a material adverse effect on our business, financial condition or results of operations.

If we improperly ship hazardous materials, we could incur substantial fines or damages.

The FAA exercises regulatory jurisdiction over and actively monitors the shipment of hazardous materials by air. Some of the products that we sell contain hazardous materials that are subject to these regulations, such as chemicals, oxygen generators, oxygen bottles and life rafts. We share responsibility with the air carrier for compliance with FAA regulations in shipping hazardous materials by air, and we are primarily responsible for the proper packaging and labeling of these items. If we mislabel or otherwise improperly ship hazardous materials, we may be liable for damage to the aircraft and other property as well as substantial monetary penalties. Such liability or monetary penalties, if imposed on us, could have a material adverse effect on our business, financial condition or results of operations.

Our failure to comply with the numerous laws and government regulations that govern our business could result in us being liable for material fines, penalties or damages or could restrict our operations.

In addition to regulation by the FAA, foreign civil aviation authorities and the U.S. Environmental Protection Agency, our operations are subject to numerous federal, state, local and foreign laws and government regulations. While we endeavor to comply with all applicable laws and government regulations, our operations may from time to time fail to fully comply with some of these laws and government regulations. Any violation of these laws or government regulations could result in material fines, penalties or damages being imposed on us or could result in restrictions or limitations on how we conduct our operations. Any such fines, penalties or damages or limitations on our operations could have a material adverse effect on our business and results of operations.

A significant failure of our computer systems or networks could increase our operating costs significantly, cause us to lose customers and otherwise adversely affect our business.

We depend upon our computer systems and networks to deliver our products and services, respond to the needs of our customers, sell and manage our inventory, perform accounting and administrative functions, provide product and other informational services and create ILS’ electronic marketplaces. The success of our businesses depends in part on our ability to provide superior reliability, capacity and security for both our Internet-based and dial-up systems. We are continually upgrading our computer networks and software. Our computer systems and networks, and the networks upon which we depend, are subject to factors that may cause interruptions in service or reduce capacity for our customers, including, but not limited to, physical damage, problems upgrading or integrating new hardware or software, power loss, capacity limitations, software defects and breaches of security due to computer viruses, break-ins or otherwise. Significant interruptions in service, capacity limitations or security breaches could disrupt our relationships with our suppliers and customers, which could have a material adverse effect on our business, financial condition or results of operations.

We plan to upgrade our Enterprise Resources Planning software during 2005 to our current supplier’s latest version. We plan to use internal resources, as well as the supplier and other outside software consultants, to implement the upgrade by the end of the second quarter of 2005. To mitigate the risks associated with the implementation, we have installed a full hardware and software test environment, separate from our operating environment, to thoroughly test and validate the upgrade. While we have experience with the software and a detailed implementation plan, all software implementations of this complexity have inherent risks, including, without limitation, potential interruptions in service that could adversely impact our relationships with our suppliers and customers. We believe our plan mitigates any potential major disruption to our business from implementing the upgrade.

Advances in technology and evolving industry standards could increase our costs or cause us to lose customers.

The electronic marketplace business in which ILS operates is characterized by evolving industry standards and changing customer requirements. The introduction of new hardware or software or the emergence of new industry trends or standards could render our existing hardware, software or services obsolete, cause us to incur significant hardware, software, development or labor costs or cause us to write-off prior investments in hardware or software. For example, in the second quarter of 2003, we incurred a $1.7 million impairment loss resulting from the write-off of a vendor software license purchased in 2001. We incurred this loss because we decided to pursue other alternatives after the vendor changed its strategic focus. In addition, our failure to introduce new services and enhancements to our existing services in response to changing market conditions or customer or technology requirements, or delays in connection with the implementation of our Enterprise Resources Planning software, could cause us to lose business to our competitors. Any of these risks, if realized, could have a material adverse effect on our business, financial condition or results of operations.

Risks Related to Our Common Stock

The market price for our common stock may be volatile.

The market price of our common stock could fluctuate substantially in the future in response to a number of factors, including, among others:

•	our performance and prospects;

•	the performance and prospects of our major customers or suppliers;

•	the depth and liquidity of the market for our common stock;

•	investor perception of us and the industry in which we operate;

•	general financial and other market conditions; and

•	domestic and international economic conditions.

In addition, the public trading value of our common stock has risen substantially since January 30, 2005, which we believe largely reflects our new agreement with GE and our financial outlook, and the market’s perception of our financial outlook, for 2005 and beyond. If our future operating results do not meet or exceed those expected by the market, whether as a result of our performance under the GE agreement or otherwise, the market price of our common stock could be materially adversely affected.

Future sales or issuances of our common stock could depress the market price of our common stock.

After giving effect to this offering, the selling stockholder will beneficially own approximately 4,624,615 shares, or 14.0%, of our outstanding common stock (both as calculated under the rules and regulations promulgated by the Securities and Exchange Commission, or the SEC). Under a registration rights agreement between us and the selling stockholder, the selling stockholder may require us to register the offer and sale from time to time of the remaining shares of our common stock beneficially owned by it after this offering. In addition, we may sell shares of our common stock in the future or issue shares of our common stock to finance any future acquisitions that we may pursue. Furthermore, a substantial number of shares of our common stock is available for issuance in the future upon exercise of stock options that we have granted to our employees. We cannot predict the size of any future sales or issuances of shares of our common stock or the effect, if any, that future sales and issuances of shares of our common stock may have on the market price of our common stock. Any future sales or issuances of shares of our common stock, or the perception that such sales or issuances could occur, may adversely affect the market price of our common stock.

Other companies may have difficulty acquiring us, even if doing so would benefit our stockholders.

Provisions in our restated certificate of incorporation, amended and restated by-laws, the Delaware general corporation law, our agreements with Rolls-Royce and GE and the terms of our indebtedness could make it more difficult for other companies to acquire us, even if doing so would benefit our stockholders. Our restated certificate of incorporation and amended and restated by-laws contain the following provisions, among others, which may discourage or prevent another company from acquiring us:

•	a staggered board of directors, where our stockholders each year elect approximately one-third of the directors who serve on our board of directors;

•	a limitation on who may call stockholder meetings;

•	a prohibition on stockholder action by written consent; and

•	advance notification procedures for matters to be brought before stockholder meetings.

We are subject to provisions of the Delaware general corporation law that prohibit us from engaging in a business combination with any “interested stockholder.” These provisions generally mean that a stockholder who owns more than 15% of our voting stock cannot acquire us for a period of three years from the date that the stockholder became an “interested stockholder,” unless various conditions are met, such as approval of the transaction by our board of directors. In addition, our agreements with Rolls-Royce contain provisions allowing Rolls-Royce to terminate the agreements in certain cases if we are acquired. Furthermore, the terms of our Credit Facility and the Senior Notes contain provisions that restrict our ability to merge or consolidate with a potential acquiror. Any of the foregoing could impede a merger, takeover or other business combination involving us or discourage a potential acquiror from making a tender offer to acquire our common stock, which, under certain circumstances, could adversely affect the market price of our common stock.

We do not anticipate paying cash dividends to our stockholders in the foreseeable future.

We intend to retain all of our earnings for use in our business and do not anticipate paying cash dividends to our stockholders in the foreseeable future. Further, covenants contained in the Credit Facility and Senior Notes restrict our ability to pay cash dividends under certain circumstances.

USE OF PROCEEDS

The selling stockholder will receive all of the net proceeds from the sale of the shares of common stock in this offering.

PRICE RANGE OF COMMON STOCK

Our common stock is traded on The New York Stock Exchange, or the NYSE, under the symbol “AVL.” The following table sets forth, for the periods indicated, the high and low sales prices for our common stock. On February 7, 2005, the last reported closing sale price for our common stock was $29.78 per share.

	Common Stock Price
	High	Low
Year Ended December 31, 2003
First Quarter	$8.43	$6.39
Second Quarter	11.45	7.46
Third Quarter	13.84	11.01
Fourth Quarter	16.50	12.38

Year Ended December 31, 2004
First Quarter	$16.44	$14.40
Second Quarter	19.27	15.22
Third Quarter	22.30	18.00
Fourth Quarter	24.00	19.80

Year Ending December 31, 2005
First Quarter (through February 7, 2005)	$30.40	$21.04

According to the records of our transfer agent, we had 9,346 stockholders of record of our common stock as of February 4, 2005.

DIVIDEND POLICY

Our policy has been to reinvest earnings to fund future growth. Accordingly, we have not paid cash dividends on our common stock during the last five years. Except in limited circumstances, under the terms of the Credit Facility and the indenture governing the Senior Notes, we may not declare, pay or set aside cash dividends without the consent of the various parties thereto. Accordingly, we do not anticipate paying cash dividends on our common stock in the foreseeable future.

SELLING STOCKHOLDER

The table below sets forth with respect to the selling stockholder, based upon information available to us as of February 4, 2005, the number and percentage of outstanding shares of common stock beneficially owned, the number of shares of our common stock which may be offered by this prospectus supplement and the number and percentage of outstanding shares of common stock that will be owned assuming the sale of all of the registered shares of our common stock under this prospectus supplement.

The number and percentage of shares of common stock beneficially owned is determined under the rules of the SEC and is not necessarily indicative of beneficial ownership for any other purpose. Under these rules, any shares of common stock for which the selling stockholder has sole or shared voting power or investment power, and any shares of common stock underlying warrants that are exercisable by the selling stockholder within 60 days of February 4, 2005, are deemed to be outstanding and to be beneficially owned by the selling stockholder for purposes of computing the selling stockholder’s percentage ownership. The percentage of common stock beneficially owned is based on 32,878,395 shares of our common stock outstanding as of February 4, 2005.

The selling stockholder is an affiliate of The Carlyle Group, a private equity firm. Two managing directors of The Carlyle Group currently sit on our board of directors.

	Shares Beneficially Owned Prior to the Offering			Number of Shares Offered Hereby	Shares Beneficially Owned After the Offering
Name and Address	Number		Percent		Number		Percent
TCG Holdings, L.L.C. (1)	8,624,615	(2)	26.0%	4,000,000	4,624,615	(3)	14.0%

(1)	TC Group III, L.P. is the sole general partner of Carlyle Partners III, L.P., CP III Coinvestment, L.P. and Carlyle-Aviall Partners II, L.P., the record holders of 7,359,776, 381,959 and 190,755 shares of our common stock, respectively. TC Group III, L.L.C. is the sole general partner of TC Group III, L.P. TCG High Yield, L.L.C. is the sole general partner of Carlyle High Yield Partners, L.P., the record holder of 429,625 shares of Common Stock and a warrant exercisable for 262,500 shares of our common stock. TCG High Yield Holdings, L.L.C. is the sole managing member of TCG High Yield, L.L.C. TC Group, L.L.C. is the sole managing member of TC Group III, L.L.C. and TCG High Yield Holdings, L.L.C. TCG Holdings, L.L.C. is the sole managing member of TC Group, L.L.C. Accordingly, (i) TC Group III, L.P. and TC Group III, L.L.C. each may be deemed to be a beneficial owner of shares of common stock owned of record by each of Carlyle Partners III, L.P., CP III Coinvestment, L.P. and Carlyle-Aviall Partners II, L.P.; (ii) TCG High Yield, L.L.C. and TCG High Yield Holdings, L.L.C. each may be deemed to be a beneficial owner of shares of common stock owned of record by Carlyle High Yield Partners, L.P.; and (iii) TC Group, L.L.C. and TCG Holdings, L.L.C. each may be deemed to be a beneficial owner of shares of common stock owned of record by each of Carlyle Partners III, L.P., CP III Coinvestment, L.P., Carlyle-Aviall Partners II, L.P. and Carlyle High Yield Partners, L.P. William E. Conway, Jr., Daniel A. D’Aniello and David M. Rubenstein are managing members of TCG Holdings, L.L.C. and, in such capacity, may be deemed to share beneficial ownership of shares of common stock beneficially owned by TCG Holdings, L.L.C. Such individuals expressly disclaim any such beneficial ownership. The principal address and principal offices of TCG Holdings, L.L.C. and certain affiliates is c/o The Carlyle Group, 1001 Pennsylvania Avenue, N.W., Suite 220 South, Washington, D.C. 20004-2505. Each of the foregoing entities reports to have sole voting and investment power over the shares of common stock reported to be beneficially owned by such entity.
(2)	Includes 262,500 shares of our common stock which Carlyle High Yield Partners, L.P. is entitled to receive upon exercise of a warrant currently held by it and registered for resale pursuant to a Registration Statement on Form S-3 (Reg. No. 333-89484). None of these shares are being offered for resale pursuant to this prospectus supplement or the accompanying prospectus.
(3)	Includes 3,839,242, 199,250, 99,508 and 224,115 shares of our common stock held of record by Carlyle Partners III, L.P., CP III Coinvestment, L.P., Carlyle-Aviall Partners II, L.P. and Carlyle High Yield Partners, L.P., respectively, and 262,500 shares of our common stock that may be acquired by Carlyle High Yield Partners, L.P. upon exercise of a warrant.

UNDERWRITING

Under the terms and subject to the conditions contained in an underwriting agreement dated February 8, 2005, the selling stockholder will sell to Credit Suisse First Boston LLC, or CSFB, the 4,000,000 shares of common stock being offered hereby.

The underwriter will offer the 4,000,000 shares of common stock for sale from time to time in one or more transactions (which may include block transactions), in negotiated transactions or otherwise, or a combination of these methods of sale, at market prices prevailing at the time of sale, at prices related to prevailing market prices or at negotiated prices. The underwriter may do so by selling the 4,000,000 shares of common stock to or through broker-dealers, who may receive compensation in the form of underwriting discounts, concessions or commissions from the underwriter and/or the purchasers of the 4,000,000 shares of common stock for whom they may act as agents. In connection with the sale of the 4,000,000 shares of common stock, the underwriter may be deemed to have received compensation from the selling stockholder in the form of underwriting discounts, and the underwriter may also receive commissions from the purchasers of the 4,000,000 shares of common stock for whom it acts as agent. The underwriter and any broker-dealers that participate with the underwriter in the distribution of the 4,000,000 shares of common stock may be deemed to be underwriters, and any discounts or commissions received by them and any profit on the resale of the 4,000,000 shares of common stock by them may be deemed to be underwriting discounts or commissions.

The underwriter is purchasing the 4,000,000 shares of common stock from the selling stockholder at $28.29 per share (representing $113,164,000 aggregate proceeds to the selling stockholder). The underwriting agreement provides that the underwriter is obligated to purchase all of the 4,000,000 shares of common stock if any are purchased.

The estimated offering expenses, excluding the underwriting discounts and commissions, are approximately $150,000, which will be paid by us and which include legal, accounting and printing costs and various other fees.

We, the selling stockholder and our directors who are affiliated with the selling stockholder have agreed that, without the prior written consent of the underwriter, each will not, during the period ending 45 days after the date of this prospectus supplement:

•	offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend, or otherwise transfer or dispose of, directly or indirectly, any shares of common stock or any securities convertible into or exercisable or exchangeable for shares of common stock; or

•	enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of any shares of common stock.

whether any such transaction described above is to be settled by delivery of shares of common stock or such other securities, in cash or otherwise. However, in the event that either (i) during the last 17 days of the “lock-up” period, we release earnings results or material news or a material event relating to us occurs or (ii) prior to the expiration of the “lock up” period, we announce that we will release earnings results during the 16-day period beginning on the last day of the “lock up” period, then in either case the expiration of the “lock up” will be extended until the expiration of the 18-day period beginning on the date of the release of the earnings results or the occurrence of the material news or event, as applicable, unless CSFB waives, in writing, such an extension. Notwithstanding the foregoing, we may without the prior written consent of CSFB:

•	grant stock options or restricted shares pursuant to our existing benefit plans, and issue shares of our common stock pursuant to the exercise of such options or lapsing of any vesting restrictions;

•	file registration statements on Form S-8 and amendments thereto in connection with our stock option, restricted stock or other employee stock purchase or benefit plans; and

•	issue shares of our common stock upon the exercise of any option or the lapsing of any vesting restrictions or the conversion or exchange of a security issued by us and outstanding on the date hereof.

We and the selling stockholder have agreed to indemnify the underwriter against certain liabilities under the Securities Act of 1933, as amended, or contribute to certain payments that the underwriter may be required to make in that respect.

In connection with the offering, the underwriter may engage in stabilizing transactions, over-allotment transactions and covering transactions in accordance with Regulation M under the Securities Exchange Act of 1934, as amended.

•	Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum.

•	Over-allotment involves sales by the underwriter of shares in excess of the number of shares the underwriter is obligated to purchase, which creates a short position.

•	Covering transactions involve purchases of the common stock in the open market after the distribution has been completed in order to cover short positions.

NOTICE TO CANADIAN RESIDENTS

Resale Restrictions

The distribution of the common stock in Canada is being made only on a private placement basis exempt from the requirement that we and the selling stockholder prepare and file a prospectus with the securities regulatory authorities in each province where trades of common stock are made. Any resale of the common stock in Canada must be made under applicable securities laws which will vary depending on the relevant jurisdiction, and which may require resales to be made under available statutory exemptions or under a discretionary exemption granted by the applicable Canadian securities regulatory authority. Purchasers are advised to seek legal advice prior to any resale of the common stock.

Representations of Purchasers

By purchasing common stock in Canada and accepting a purchase confirmation a purchaser is representing to us, the selling stockholder and the dealer from whom the purchase confirmation is received that:

•	the purchaser is entitled under applicable provincial securities laws to purchase the common stock without the benefit of a prospectus qualified under those securities laws;

•	where required by law, that the purchaser is purchasing as principal and not as agent; and

•	the purchaser has reviewed the text above under “—Resale Restrictions.”

Rights of Action—Ontario Purchasers Only

Under Ontario securities legislation, a purchaser who purchases a security offered by this prospectus during the period of distribution will have a statutory right of action for damages, or while still the owner of the common stock, for rescission against us and the selling stockholder in the event that this prospectus contains a misrepresentation. A purchaser will be deemed to have relied on the misrepresentation. The right of action for damages is exercisable not later than the earlier of 180 days from the date the purchaser first had knowledge of the facts giving rise to the cause of action and three years from the date on which payment is made for the common stock. The right of action for rescission is exercisable not later than 180 days from the date on which payment is made for the common stock. If a purchaser elects to exercise the right of action for rescission, the purchaser will have no right of action for damages against us or the selling stockholder. In no case will the amount recoverable in any action exceed the price at which the common stock was offered to the purchaser and if the purchaser is shown to have purchased the securities with knowledge of the misrepresentation, we and the selling stockholder will have no liability. In the case of an action for damages, we and the selling stockholder will not be liable for all or any portion of the damages that are proven to not represent the depreciation in value of the common stock as a result of the misrepresentation relied upon. These rights are in addition to, and without derogation from, any other rights or remedies available at law to an Ontario purchaser. The foregoing is a summary of the rights available to an Ontario purchaser. Ontario purchasers should refer to the complete text of the relevant statutory provisions.

Enforcement of Legal Rights

All of our directors and officers as well as the experts named herein and the selling stockholder may be located outside of Canada and, as a result, it may not be possible for Canadian purchasers to effect service of process within Canada upon us or those persons. All or a substantial portion of our assets and the assets of those persons may be located outside of Canada and, as a result, it may not be possible to satisfy a judgment against us or those persons in Canada or to enforce a judgment obtained in Canadian courts against us or those persons outside of Canada.

Taxation and Eligibility for Investment

Canadian purchasers of common stock should consult their own legal and tax advisors with respect to the tax consequences of an investment in our common stock in their particular circumstances and about the eligibility of our common stock for investment by the purchaser under relevant Canadian legislation.

LEGAL MATTERS

The validity of the issuance of the shares of common stock offered by the selling stockholder hereby and certain other legal matters will be passed upon for us by our lawyers, Haynes and Boone, LLP. Latham & Watkins LLP has represented the selling stockholder in this offering. Cravath, Swaine & Moore LLP has represented the underwriter in this offering.

EXPERTS

The financial statements incorporated in this prospectus by reference to the Annual Report on Form 10-K for the year ended December 31, 2003 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

PROSPECTUS

$200,000,000

Debt Securities, Preferred Stock, Common Stock,

Debt Warrants, Equity Warrants and Units

Offered by

Aviall, Inc.

Guarantees of Debt Securities by

Aviall Services, Inc., Aviall Product Repair Services, Inc.,

Aviall Japan Limited, Inventory Locator Service, LLC and

Inventory Locator Service – UK, Inc.

7,000,000 Shares of Common Stock

Offered by the

Selling Stockholder

We may offer, from time to time, any combination of these securities, in one or more series or issuances, at prices we will determine at the time of offering. The total offering price of all of the securities that we may sell pursuant to this prospectus will not exceed $200,000,000 (or the equivalent amount in other currencies).

This prospectus also covers guarantees of our payment obligations under any debt securities, which may be given by certain of our subsidiaries on terms to be determined at the time of the offering.

Up to 7,000,000 shares of our common stock may be offered from time to time in one or more offerings by the selling stockholder identified in this prospectus at prices that such selling stockholder will determine at the time of the offering. We will not receive any proceeds from sales of shares of our common stock by the selling stockholder.

We will provide the specific terms of the securities offered by us, including any guarantees by our subsidiaries or the selling stockholder in supplements to this prospectus, which we will deliver together with the prospectus at the time of sale.

This prospectus may not be used to offer and sell securities unless accompanied by a prospectus supplement. You should read this prospectus and any prospectus supplement carefully before you invest.

Our common stock is quoted on the New York Stock Exchange under the symbol “AVL.”

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is March 8, 2004.

You should rely only on the information contained in or incorporated by reference in this prospectus and in any prospectus supplement. We have not authorized anyone to provide you with different information. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information contained in or incorporated by reference in this prospectus is accurate as of any date other than the date on the front of this prospectus or the applicable prospectus supplement.

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we have filed with the Securities and Exchange Commission, or the SEC, using a “shelf” registration process. Under this shelf registration process, we may sell from time to time any combination of the securities described in this prospectus in one or more offerings up to a total dollar amount of $200,000,000. In addition, the selling stockholder referred to in this prospectus may offer and sell up to 7,000,000 shares of our common stock under this prospectus and any prospectus supplement. We will not receive any of the proceeds from any sale of shares by the selling stockholder.

This prospectus provides you with a general description of the securities we and the selling stockholder may offer and certain guarantees that may be provided by our subsidiaries. Each time we or the selling stockholder sell securities, we will provide a prospectus supplement containing specific information about the terms of those securities and any related subsidiary guarantees. The prospectus supplement may also add, update or change the information in this prospectus. If there is any inconsistency between the information in this prospectus and a prospectus supplement, you should rely on the information in the prospectus supplement. You should read this prospectus, the relevant prospectus supplement and the information described under the heading “Where You Can Find Additional Information.”

In this prospectus, the words “Aviall,” “Company,” “we,” “our,” “ours” and “us” refer to Aviall, Inc., and its subsidiaries, unless otherwise stated or the context requires.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

We are subject to the informational requirements of the Securities Exchange Act of 1934, as amended, or the Exchange Act, and, in accordance with the requirements of the Exchange Act, we file annual, quarterly and current reports, proxy statements and other information with the SEC. Our SEC filings are available over the Internet at the SEC’s website at http://www.sec.gov. You may also read and copy any document we file with the SEC at the Public Reference Section of the SEC at 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549. You may also obtain copies of the documents at prescribed rates by writing to the SEC at that address. Please call 1-800-SEC-0330 for further information on the operations of the public reference facilities. Our SEC filings are also available at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005.

Our annual report on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K and all amendments to these reports will be made available free of charge through the Investor Relations section of our Internet website, www.aviall.com, as soon as practicable after the material is electronically filed with, or furnished to, the SEC.

INCORPORATION BY REFERENCE

We may “incorporate by reference” in this prospectus the information we file with the SEC, which means:

•	incorporated documents are considered part of this prospectus;

•	we can disclose important information to you by referring you to those documents; and

•	information that we subsequently file with the SEC will automatically update and supersede the information in this prospectus and any information that was previously incorporated by reference in this prospectus. Any statement so updated or superseded shall not be deemed, except as so updated or superseded, to constitute part of this prospectus.

We incorporate by reference into this prospectus all documents filed by us pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this prospectus and prior to the termination of the exchange offer. In addition, except to the extent such information has been updated or superseded by the information in this prospectus, we incorporate by reference into this prospectus:

•	our Annual Report on Form 10-K for the year ended December 31, 2002;

•	our Quarterly Report on Form 10-Q for the quarter ended March 31, 2003;

•	our Quarterly Report on Form 10-Q for the quarter ended June 30, 2003, as amended on August 21, 2003 pursuant to Form 10-Q/A;

•	our Quarterly Report on Form 10-Q for the quarter ended September 30, 2003;

•	our Current Report on Form 8-K, dated June 12, 2003, regarding the conversion of all of our outstanding Series D Redeemable Preferred Stock into shares of our common stock;

•	our Current Report on Form 8-K, dated June 13, 2003, filing a press release regarding our Rule 144A offering of senior notes;

•	our Current Report on Form 8-K, dated June 25, 2003, regarding the pricing of our $200 million senior note offering; and

•	our Current Report on Form 8-K, dated September 29, 2003, regarding our new contract with Honeywell Lighting and Electronics.

In addition, we incorporate by reference the description of our common stock, which is contained in our registration statement on Form 10, filed with the SEC on December 22, 1993, as updated or amended in any amendment or report filed for such purpose.

You can obtain any of the filings incorporated by reference in this prospectus through us or from the SEC through the SEC’s website or at the address listed above. Documents incorporated by reference are available from us without charge, excluding any exhibits to those documents that are not specifically incorporated by reference in this prospectus. You can request a copy of the documents incorporated by reference in this prospectus and a copy of the indenture, and other documents and agreements referred to in this prospectus by requesting them in writing or by telephone from us at the following address:

Aviall, Inc.

P.O. Box 619048

Dallas, Texas 75261-9048

Attention: Shareholder Services

Telephone: (972) 586-1000

CAUTIONARY LANGUAGE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains “forward-looking statements” concerning our business, operations and financial performance and condition. When we use the words “estimates,” “expects,” “forecasts,” “anticipates,” “projects,” “plans,” “intends,” “believes” and variations of such words or similar expressions in this prospectus, we intend to identify forward-looking statements.

We have based our forward-looking statements on our current assumptions, expectations and projections about future events. We have expressed our assumptions, expectations and projections in good faith, and we believe there is a reasonable basis for them. However, we cannot assure you that our assumptions, expectations or projections will prove to be accurate.

A number of risks and uncertainties could cause our actual results to differ materially from the forward-looking statements contained in this prospectus. Important factors that could cause our actual results to differ materially from the forward-looking statements are set forth in this prospectus, including the factors described under the heading “Risk Factors.” These risks, uncertainties and other important factors include, among others:

•	loss of key suppliers or significant customers;

•	termination or curtailment of material contracts;

•	changes in demand or prevailing market prices for the products and services we sell;

•	changes in economic conditions;

•	increased competition;

•	failure to realize anticipated benefits from our agreements;

•	changes in our business strategy;

•	changes in government regulations and policies;

•	limited operational flexibility due to our substantial leverage;

•	foreign currency fluctuations and devaluations in our foreign markets; and

•	foreign political instability and acts of war or terrorism.

Other factors may cause our actual results to differ materially from the forward-looking statements. These forward-looking statements speak only as of the date of this prospectus and, except as required by law, we do not undertake any obligation to publicly update or revise our forward-looking statements. We caution you not to place undue reliance on these forward-looking statements.

AVIALL, INC.

We are the largest independent global provider to the aerospace aftermarket of new aviation parts, supply-chain management and other related value-added services. We serve this market through our two wholly owned subsidiaries, Aviall Services, Inc., or Aviall Services, and Inventory Locator Service, LLC, or ILS. Through Aviall Services, we purchase new aviation parts, components and supplies from approximately 215 original equipment manufacturers, or OEMs, and resell them through our network of 41 customer service centers located in North America, Europe, Asia, Australia and New Zealand. In addition, through Inventory Locator Service, we operate an electronic marketplace for buying of and selling parts, equipment and services for the aviation, defense and marine industries.

The global market for aerospace parts, components and supplies generally consists of two related segments: the new aircraft parts segment and the aftermarket parts segment. The new aircraft parts segment is comprised of parts, installed during the construction of new aircraft or engines. The aftermarket parts segment is comprised of parts needed for the scheduled and unscheduled maintenance, repair and modification of aircraft and engines already in use. Aviall Services primarily operates in the aftermarket segment’s new parts group, providing new aerospace parts, components and supplies on behalf of OEMs to a diverse customer base. ILS principally operates in the aftermarket segment’s redistribution group providing information and functionality for its subscribers and manages e-commerce technology for buyers and sellers of new and used, surplus and repaired aviation and aerospace parts and components, as well as repair services.

Aviall, Inc. is a Delaware corporation.

USE OF PROCEEDS

Unless otherwise set forth in the applicable prospectus supplement, net proceeds from the sale of the securities sold by us will be used for general corporate purposes. These purposes may include acquisitions, working capital, capital expenditures, the repurchase of outstanding securities and the repayment of indebtedness. Pending these applications, net proceeds from the sale of securities may be temporarily invested in short-term interest-bearing securities or other investment-grade securities. We will not receive any proceeds from sales of shares of our common stock by the selling stockholder.

RATIO OF EARNINGS TO FIXED CHARGES

Our ratio of earnings to combined fixed charges and preferred stock dividends for the periods indicated below as calculated under SEC rules is as follows:

	Nine Months Ended September 30, 2003	Year Ended December 31,
		2002	2001	2000	1999	1998
Ratio of earnings to fixed charges	1.7x	2.2x	1.3x	2.6x	2.9x	6.8x

For the purposes of calculating the ratio of earnings to fixed charges, “earnings” represents earnings from continuing operations before taxes plus fixed charges. “Fixed charges” include interest expense, amortization of deferred debt issuance cost, the portion of operating rental expense that management believes is representative of the appropriate interest component of rent expense, currently deemed to be one third, and the amount of pre-tax earnings required to pay preferred stock dividends.

RISK FACTORS

The prospectus supplement applicable to each type or series of securities we or the selling stockholder offer will contain a discussion of risks applicable to an investment in our company and industry and to the particular types of securities that we or the selling stockholder are offering under that supplement. Prior to making a decision about investing in our securities, you should carefully consider the specific factors discussed under the caption “Risk Factors” in the applicable prospectus supplement, together with all of the other information contained in the prospectus supplement or appearing or incorporated by reference in the registration statement of which this prospectus is a part.

DESCRIPTION OF DEBT SECURITIES

The following description sets forth some general terms and provisions of the debt securities to which any prospectus supplement may relate. The particular terms of the debt securities offered by any prospectus supplement and the extent, if any, to which such general provisions may not apply to the debt securities so offered will be described in the prospectus supplement relating to such debt securities. For more information please refer to the applicable indenture. Capitalized terms used in this prospectus that are not defined will have the meanings given to them in these documents.

Any senior debt securities will be issued under a senior indenture to be entered into among us, any of our subsidiaries guaranteeing such senior debt securities and the trustee named in the senior indenture, also referred to as the “senior trustee.” Any subordinated debt securities will be issued under a subordinated indenture to be entered into among us, any of our subsidiaries guaranteeing such subordinated debt securities and the trustee named in the subordinated indenture, also referred to as the “subordinated trustee.” As used in this registration statement, the term “indentures” refers to both the senior indenture and the subordinated indenture, as applicable. Both indentures will be qualified under the Trust Indenture Act. As used in this registration statement, the term “trustee” refers to either the senior trustee or the subordinated trustee, as applicable.

We currently conduct substantially all of our operations through our subsidiaries, and the holders of debt securities (whether senior debt securities or subordinated debt securities) will be effectively subordinated to the creditors of our subsidiaries except to the extent of any guarantee issued by our subsidiaries with respect to such debt securities as described in the applicable prospectus supplement.

If specified in the prospectus supplement, certain of our subsidiaries (each a Subsidiary Guarantor) will unconditionally guarantee (each such guarantee, a Subsidiary Guarantee) the debt securities as described under “—Guarantees” and in the applicable prospectus supplement. The Subsidiary Guarantee will be an unsecured obligation of the Subsidiary Guarantor. Subsidiary Guarantees of subordinated debt securities will be subordinated to the senior debt of the subsidiary guarantor on the same basis as our subordinated debt securities are subordinated to our senior debt.

The following summaries of some material provisions of the senior debt securities, the subordinated debt securities, any related subsidiary guarantees and the indentures are subject to, and qualified in their entirety by reference to, all the provisions of the indenture and any supplemental indenture applicable to a particular series of debt securities, including the definitions in this registration statement of some terms. Except as otherwise indicated, the terms of any senior indenture and subordinated indenture, as applicable, will be identical.

General

The terms of each series of debt securities will be established by or pursuant to a resolution of our board of directors and by a supplemental indenture. We will describe the particular terms of each series of debt securities in a prospectus supplement relating to that series.

In particular, each prospectus supplement will describe the following terms relating to a series of debt securities as specified in a supplemental indenture:

•	the title and aggregate principal amount of the debt securities;

•	whether the debt securities are senior debt securities or subordinated debt securities and the terms of subordination;

•	whether the debt securities will be guaranteed and the terms of any such guarantees;

•	any provisions granting special rights to you when a specified event occurs;

•	any limit on the amount of debt securities that may be issued;

•	whether any of the debt securities will be issuable in whole or in part in temporary or permanent global form or in the form of book entry securities and, in such case, the identity for the depositary for such series and if in global form whether beneficial owners of interests in any such global security may exchange such interests for securities of such series, and the form of legend or legends that shall be borne by any such global security;

•	the person to whom any interest payable on a debt security shall be payable, if other than the person in whose name that debt security is registered at the close of business on the regular record date for such payment;

•	the manner in which any interest payable on a temporary global security on any interest payment date will be paid, if other than in the manner provided in the indenture;

•	the maturity date(s) of the debt securities;

•	the annual interest rate(s) (which may be fixed or variable) or the method for determining the rate(s) and the date(s) interest will begin to accrue on the debt securities, the date(s) interest will be payable, and the regular record date(s) for interest payment date(s) or the method for determining the record date(s);

•	the place(s) where payments with respect to the debt securities shall be payable;

•	our right, if any, to defer payment of interest on the debt securities and the maximum length of any deferral period;

•	the date, if any, after which, and the price(s) at which, the series of debt securities may, pursuant to any optional redemption provisions, be redeemed at our option, and other related terms and provisions;

•	the date(s), if any, on which, and the price(s) at which, if applicable, we are obligated, pursuant to any mandatory sinking fund provisions or otherwise, to redeem, or at your option to purchase in whole or in part, the series of debt securities and other related terms and provisions;

•	the denominations and currency in which the series of debt securities will be issued, if other than denominations of $1,000 (or the equivalent amount in foreign currency) and any integral multiple thereof;

•	any mandatory or optional sinking fund or similar provisions respecting the debt securities;

•	the currency or currency units in which payment of the principal of, premium, if any, and interest on the debt securities shall be payable;

•	if the amount of payments of principal of (and premium, if any), and any interest on, the debt securities of the series may be determined with reference to any commodities, currencies or indices, values, rates or prices or any other index or formula, the manner in which such amounts shall be determined;

•	if other than the entire principal amount, the portion of the principal amount of debt securities of the series which shall be payable upon declaration of acceleration of the maturity of a series of debt securities in case of an event of default under the indenture;

•	any additional means of satisfaction and discharge, and any additional conditions to discharge, of the indenture;

•	if the debt securities of the series are to be convertible into or exchangeable for our common stock (or cash in lieu thereof), equity securities, other debt securities (including other debt securities issued under the indenture), warrants or any other of our securities or property or any other entity, at our, or the holder of debt securities’ option or upon the occurrence of any condition or event, the terms and conditions for such conversion or exchange;

•	whether and under what circumstances we will pay additional amounts on any debt securities held by a person who is not a United States person for tax or other regulatory purposes and whether we can redeem the debt securities rather than pay these additional amounts;

•	any addition to, or modification or deletion of, any definition, any event of default or any covenant specified in the applicable indenture and supplement with respect to the debt securities;

•	the terms and conditions, if any, pursuant to which the debt securities are secured; and

•	any other terms of the debt securities.

Further, each prospectus supplement will describe the supplemental indenture provisions that amend the indenture without the consent of the holders of debt securities where such amendment is not specifically permitted under the indenture without such consent; provided, however, that any such amendment shall become effective only when there is no debt security of any series which (i) is outstanding, (ii) was created prior to the execution of the supplemental indenture providing for such change and (iii) is adversely affected by such amendment.

The debt securities may be issued as original issue discount securities as described in a prospectus supplement. An original issue discount security is a debt security, including any zero coupon debt security, which:

•	is issued at a price lower than the amount payable upon its stated maturity; and

•	provides that upon redemption or acceleration of the maturity, an amount less than the amount payable upon the stated maturity, shall become due and payable.

United States federal income tax considerations applicable to debt securities sold at an original issue discount security will be described in the applicable prospectus supplement. In addition, United States federal income tax or other considerations applicable to any debt securities which are denominated in a currency or currency unit other than United States dollars may be described in the applicable prospectus supplement.

Unless otherwise specified in a supplemental indenture, under the indentures, we will have the ability, in addition to the ability to issue debt securities with terms different from those of debt securities previously issued, without your consent, to reopen a previous issue of a series of debt securities and issue additional debt securities of that series, unless such reopening was restricted when the series was created, in an aggregate principal amount determined by us.

Conversion or Exchange of Rights

The terms, if any, on which a series of debt securities may be convertible into or exchangeable for our common stock or other of our securities will be detailed in the prospectus supplement relating thereto. Such terms will include provisions as to whether conversion or exchange is mandatory, at your option, or at our option, and may include provisions pursuant to which the number of shares of our common stock or of our other securities to be received by you and other holders of such series of debt securities would be subject to adjustment.

Guarantees

Any senior or subordinated debt securities may be guaranteed by one or more of our direct and indirect subsidiaries. While each prospectus supplement will more fully describe any guarantees for the benefit of the series of debt securities to which it relates, unless otherwise indicated in the prospectus supplement, the following provisions will apply to the guarantees of the debt securities given by our subsidiaries.

Subject to the limitations described below and in the prospectus supplement, our Subsidiary Guarantors will unconditionally guarantee the punctual payment when due, whether at the maturity date of the debt securities, by acceleration or otherwise, of all of our obligations under the indentures and the debt securities of a series, whether for principal of, premium, if any, or interest on the debt securities or otherwise (all such obligations guaranteed by our Subsidiary Guarantors, the “Guaranteed Obligations”).

In the case of subordinated debt securities, a Subsidiary Guarantee will be subordinated in right of payment to the senior debt of the Subsidiary Guarantor on the same basis as the subordinated debt securities are subordinated to our senior debt. No payment will be made by the Subsidiary Guarantor under its Subsidiary Guarantee during any period in which payments by us on the subordinated debt securities are suspended by the subordination provisions of the subordinated indenture.

Each Subsidiary Guarantee will be limited to an amount not to exceed the maximum amount that can be guaranteed by such Subsidiary Guarantor without rendering such Subsidiary Guarantee voidable under applicable law relating to fraudulent conveyance or fraudulent transfer or similar laws affecting the rights of creditors generally.

Each Subsidiary Guarantee will be a continuing guarantee and will:

•	remain in full force and effect until either (a) payment in full of all the Guaranteed Obligations (or the applicable debt securities are defeased and discharged in accordance with the defeasance provisions of the indentures) or (b) released as described in the following paragraph;

•	be binding upon the applicable Subsidiary Guarantor; and

•	inure to the benefit of, and be enforceable by, the applicable trustee, the holders of the debt securities and their successors and permitted transferees and assigns.

If a Subsidiary Guarantor ceases to be our subsidiary, whether as a result of a disposition of all or substantially all of the assets or all of the capital stock of the Subsidiary Guarantor, by way of sale, merger, consolidation or otherwise, the Subsidiary Guarantor will be deemed released and relieved of its obligations under its Subsidiary Guarantee without any further action required on the part of the trustee or any holder of debt securities, and no other person acquiring or owning the assets or capital stock of the Subsidiary Guarantor will be required to enter into a Subsidiary Guarantee; provided, in each case, that the transaction or transactions resulting in the Subsidiary Guarantor’s ceasing to be subsidiary are carried out pursuant to, and in compliance with, all of the applicable covenants in the applicable indentures. Further, if we elect either defeasance and discharge or covenant defeasance under the terms of the indentures, then such Subsidiary Guarantor will also be deemed released and relieved of its obligations under its Subsidiary Guarantee without any further action required on the part of the trustee or any holder of debt securities. In addition, an applicable prospectus supplement may specify additional circumstances under which a Subsidiary Guarantor can be released from its Subsidiary Guarantee.

Consolidation, Merger or Sale

Unless noted otherwise in a prospectus supplement, the indentures and the supplemental indentures will not contain any covenant which restricts our ability to merge or consolidate, or sell, convey, transfer, or otherwise dispose of all or substantially all of our assets. However, any successor or acquirer of all or substantially all of our assets must assume all of our obligations under the indentures and any supplemental indentures or the debt securities, as appropriate.

Events of Default under the Indentures

Unless otherwise specified in a supplemental indenture, an event of default typically will occur under the indentures with respect to any series of debt securities issued upon:

•	failure to pay interest on the debt securities when due if such failure continues for 30 days and the time for payment has not been extended or deferred;

•	failure to pay the principal or premium of the debt securities, if any, when due;

•	in the case of debt securities guaranteed by one or more of our subsidiaries, the Subsidiary Guarantees being held by a final non-appealable order or judgment of a court of competent jurisdiction to be unenforceable or invalid or ceasing for any reason to be in full force and effect (other than in accordance with the terms of the applicable indenture) or such Subsidiary Guarantor or any person or entity acting on behalf of such Subsidiary Guarantor denying or disaffirming such Subsidiary Guarantor’s obligations under its Subsidiary Guarantee (other than by reason of a release of such Subsidiary Guarantor from its Subsidiary Guarantee in accordance with the terms of the applicable Indenture).

•	failure to deposit any sinking fund payment, when due, for any debt security and in the case of the subordinated indenture, whether or not the deposit is prohibited by the subordination provisions;

•	failure to observe or perform any other covenant contained in the debt securities or the indentures other than a covenant specifically relating to another series of debt securities, if such failure continues for 90 days after we receive notice from a trustee or holders of at least 25% in aggregate principal amount of the outstanding debt securities of that series;

•	if the debt securities are convertible into shares of our common stock or other of our securities, failure by us to deliver common stock or the other securities when you and other holders of the debt securities elect to convert the debt securities into shares of our common stock or other of our securities; and

•	particular events of bankruptcy, insolvency, or reorganization.

The supplemental indentures or the form of security for a particular series of debt securities may include additional events of default or changes to the events of default described above. For any additional or different events of default applicable to a particular series of debt securities, see the prospectus supplement relating to such series.

Subject to the provisions of the supplemental indentures, an event of default for a particular series of debt securities may, but does not necessarily, constitute an event of default for any other series of debt securities.

Unless otherwise specified in a supplemental indenture, if an event of default with respect to debt securities of any series occurs and is continuing, the trustee or the holders of at least 25% in aggregate principal amount of the outstanding debt securities of that series, by notice in writing to us and to the trustee if notice is given by such holders, may declare the unpaid principal, premium, if any, and accrued interest, if any, due and payable immediately.

Subject to the provisions of the supplemental indentures, the holders of a majority in principal amount of the outstanding debt securities of an affected series may waive any default or event of default with respect to such series and its consequences, except defaults or events of default regarding payment of principal, premium, if any, or interest on the debt securities. Any such waiver shall cure such default or event of default.

Subject to the provisions of the supplemental indentures, in the case of any series of subordinated debt securities, the amounts collected by a trustee from us as a result of an event of default must first be applied towards any amounts due to the trustee and then to the payment of any senior series of debt securities before being paid to holders of such series of subordinated debt securities.

Subject to the terms of the supplemental indentures, if an event of default under an indenture shall occur and be continuing, the trustee named in such indenture will be under no obligation to exercise any of its rights or powers under such indenture at your request or direction or that of any other holders of the applicable series of debt securities, unless you or such holders have offered the trustee reasonable indemnity. The holders of a majority in principal amount of the outstanding debt securities of any series will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee, or exercising any trust or power conferred on the trustee, with respect to the debt securities of that series, provided that:

•	it is not in conflict with any law or the applicable indenture;

•	the trustee may take any other action deemed proper by it which is not inconsistent with such direction; and

•	subject to its duties under the Trust Indenture Act, the trustee need not take any action that might involve it in personal liability or might be unduly prejudicial to the holders not involved in the proceeding.

Subject to the terms of the supplemental indentures, as a holder of the debt securities of any series, you will only have the right to institute a proceeding or to appoint a receiver or trustee, or to seek other remedies if:

•	you have given written notice to the trustee of a continuing event of default with respect to that series;

•	the holders of at least 25% in aggregate principal amount of the outstanding debt securities of that series have made written request, and have offered reasonable indemnity to the trustee to institute such proceedings as trustee; and

•	the trustee does not institute such proceeding, and does not receive from the holders of a majority in aggregate principal amount of the outstanding debt securities of that series other conflicting directions within 60 days after such notice, request, and offer. These limitations do not apply to a suit instituted by you if we default in the payment of the principal, premium, if any, or interest on, your debt securities.

Subject to the terms of the supplemental indentures, we will periodically file statements with the trustee regarding our compliance with all of the conditions and covenants in the indentures.

Modification of Indentures

We and a trustee may change an indenture without your consent with respect to specific matters, including:

•	to cure any ambiguity, omission, defect, or inconsistency in such indenture;

•	to provide for the assumption by a successor person of our obligations under such indenture;

•	to add guarantees, including subsidiary guarantees, with respect to debt securities or to release subsidiary guarantors from subsidiary guarantees as provided by the terms of the indenture or to secure debt securities;

•	to add to the covenants for your benefit or to surrender any right or power conferred upon us;

•	to add additional events of default with respect to all, or a specific series, of the debt securities;

•	to supplement any of the provisions of the indenture to such extent as shall be necessary to permit or facilitate the defeasance and discharge of any series of securities in accordance with the terms of the indenture; provided, however, that any such action shall not adversely affect the interest of the holders of debt securities of such series or any other series of debt securities in any material respect;

•	to secure the securities or any subsidiary guarantee pursuant to the terms of such subsidiary guarantee;

•	to surrender any right conferred to us under the indenture;

•	to change or eliminate any provision of the indenture that does not materially adversely affect your interests as a holder of debt securities of any series; or

•	to comply with any requirement of the SEC in connection with the qualification of an indenture under the Trust Indenture Act.

In addition, under the indentures, but subject to the terms of the supplemental indenture, your rights as a holder of a series of debt securities may be changed by us, any Subsidiary Guarantor and a trustee with the written consent of the holders of at least a majority in aggregate principal amount of the outstanding debt securities of each series that is affected. However, the following changes may only be made with the consent of each holder of any outstanding debt securities affected:

•	change the fixed maturity of such series of debt securities;

•	reduce the principal amount, reduce the rate of, or extend the time of payment of interest, or any premium payable upon the redemption of any such debt securities;

•	reduce the amount of principal of an original issue discount security or any other debt security payable upon acceleration of the maturity thereof;

•	change the place where principal or interest under the debt securities is payable;

•	a change in the currency in which any debt security or any premium or interest is payable;

•	impair the right to enforce any payment on or with respect to any debt security;

•	reduce the percentage in principal amount of outstanding debt securities of any series, the consent of whose holders is required for modification or amendment of the applicable indenture or for waiver of compliance with certain provisions of the applicable indenture or for waiver of certain defaults;

•	reduce the requirements contained in the applicable indenture for quorum or voting; or

•	modify any of the above provisions.

Form, Exchange and Transfer

The debt securities of each series will be issuable only in fully registered form without coupons and, unless otherwise specified in the applicable prospectus supplement, in denominations of $1,000 (or the equivalent amount in foreign currency) and any integral multiple thereof. Subject to the terms of the supplemental indentures, the indentures will provide that debt securities of a series may be issuable in temporary or permanent global form and may be issued as book entry securities that will be deposited with, or on behalf of, The Depository Trust Company or another depository we name and identify in a prospectus supplement with respect to such series.

At your option, subject to the terms of the supplemental indentures and the limitations applicable to global securities described in the applicable prospectus supplement, debt securities of any series will be exchangeable for other debt securities of the same series, in any authorized denomination and of like tenor and aggregate principal amount.

Subject to the terms of the supplemental indentures and the limitations applicable to global securities detailed in the applicable prospectus supplement, debt securities may be presented for exchange or for registration of transfer (duly endorsed or with the form of transfer endorsed thereon duly executed if so required by us or the security registrar) at the office of the security registrar or at the office of any transfer agent designated by us for such purpose. Unless otherwise provided in the debt securities to be transferred or exchanged, no service charge will be made for any registration of transfer or exchange, but we may require payment of any taxes or other governmental charges. The security registrar and any transfer agent (in addition to the security registrar) initially designated by us for any debt securities will be named in the applicable prospectus supplement. We may at any time designate additional transfer agents or rescind the designation of any transfer agent or approve a change in the office through which any transfer agent acts, except that we will be required to maintain a transfer agent in each place of payment for the debt securities of each series.

Subject to the terms of the supplemental indentures, if the debt securities of any series are to be redeemed, we will not be required to:

•	issue, register the transfer of, or exchange any debt securities of that series during a period beginning at the opening of business 15 days before the day of mailing of a notice of redemption of any such debt securities that may be selected for redemption and ending at the close of business on the day of such mailing; or

•	register the transfer of or exchange any debt securities so selected for redemption, in whole or in part, except the unredeemed portion of any such debt securities being redeemed in part.

Information Concerning Trustees

A trustee, other than during the occurrence and continuance of an event of default under an indenture, undertakes to perform only such duties as are specifically detailed in the indentures and, upon an event of default under an indenture, must use the same degree of care as a prudent person would exercise or use in the conduct of his or her own affairs. Subject to this provision, a trustee is under no obligation to exercise any of the powers given it by the indentures at the request of any holder of debt securities unless it is offered reasonable security and indemnity against the costs, expenses, and liabilities that it might incur. A trustee is not required to spend or risk its own money or otherwise become financially liable while performing its duties unless it reasonably believes that it will be repaid or receive adequate indemnity.

Payment and Paying Agents

Unless otherwise indicated in the applicable prospectus supplement, payment of the interest on any debt securities on any interest payment date will be made to the person in whose name such debt securities (or one or more predecessor securities) are registered at the close of business on the regular record date for such interest.

Principal of and any premium and interest on the debt securities of a particular series will be payable at the office of the paying agents designated by us, except that unless otherwise indicated in the applicable prospectus supplement, interest payments may be made by check mailed to the holder. Unless otherwise indicated in such prospectus supplement, the corporate trust office of a trustee in The City of New York will be designated as our sole paying agent for payments with respect to debt securities of each series. Any other paying agents initially designated by us for the debt securities of a particular series will be named in the applicable prospectus supplement. We will be required to maintain a paying agent in each place of payment for the debt securities of a particular series.

All moneys paid by us to a paying agent or a trustee for the payment of the principal of or any premium or interest on any debt securities which remains unclaimed at the end of two years after such principal, premium, or interest has become due and payable will be repaid to us, and the holder of the security thereafter may look only to us for payment thereof.

Legal Defeasance and Covenant Defeasance

We at any time may terminate all of our obligations under the indenture and any applicable supplemental indenture (“legal defeasance”), except for certain obligations, including those respecting the defeasance trust and obligations to replace mutilated, destroyed, lost or stolen certificates representing the debt securities and to maintain a registrar and paying agent in respect of the debt securities. Additionally, we at any time may terminate certain covenants under the indenture or any supplemental indenture (“covenant defeasance”).

We may exercise our legal defeasance option notwithstanding our prior exercise of our covenant defeasance option.

If we exercise our legal defeasance option, payment of the debt securities may not be accelerated because of an event of default with respect to the indenture or a supplemental indenture. If we exercise our covenant defeasance option, payment of the debt securities may not be accelerated because of an event of default relating to the terminated covenants.

The legal defeasance option or the covenant defeasance option may be exercised only if:

•	we irrevocably deposit in trust with the Trustee money or United States government obligations for the payment of principal of, premium, if any, and interest on the new notes to maturity or redemption, as the case may be;

•	we deliver to the Trustee a certificate from a nationally recognized firm of independent certified public accountants expressing their opinion that the payments of principal, premium, if any and interest when due and without reinvestment on the deposited United States government obligations plus any deposited money without investment will provide cash at such times and in such amounts as will be sufficient to pay principal, premium, if any, and interest when due on all debt securities to maturity or redemption, as the case may be;

•	91 days pass after the deposit is made and during the 91-day period we are not in default under the indenture as a result of the initiation of a bankruptcy or similar proceeding with respect to us or any other person or entity making such deposit which is continuing at the end of the period;

•	no event of default has occurred and is continuing on the date of such deposit and after giving effect to such deposit;

•	such deposit does not constitute a default under any other agreement or instrument binding on us;

•	we deliver to the Trustee an opinion of our legal counsel to the effect that the trust resulting from the deposit does not constitute, or is qualified as, a regulated investment company under the Investment Company Act of 1940;

•	in the case of the legal defeasance option, we deliver to the Trustee an opinion of our legal counsel stating that:

•	we have received from the Internal Revenue Service a ruling, or

•	since the date of the indenture there has been a change in the applicable federal income tax law, to the effect,

in either case, that, and based thereon such opinion of our legal counsel shall confirm that, the holders of the debt securities will not recognize income, gain or loss for federal income tax purposes as a result of such defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same time as would have been the case if such defeasance has not occurred;

•	in the case of the covenant defeasance option, we deliver to the Trustee an opinion of our legal counsel to the effect that the holders of the debt securities will not recognize income, gain or loss for federal income tax purposes as a result of such covenant defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such covenant defeasance had not occurred; and

•	we deliver to the Trustee an officers’ certificate and an opinion of our legal counsel, each stating that all conditions precedent to the defeasance and discharge of the debt securities have been complied with as required by the indenture.

Governing Law

The indentures and the debt securities will be governed by and construed in accordance with the laws of the State of New York except for conflicts of laws provisions and to the extent that the Trust Indenture Act shall be applicable.

Subordination of Subordinated Debt Securities

The indebtedness evidenced by the subordinated debt securities will, to the extent set forth in the subordinated indenture with respect to each series of subordinated debt securities, be subordinate in right of payment to the prior payment in full of all of our senior indebtedness, including the senior debt securities, and it may also be senior in right of payment to all of our other subordinated debt. The indenture supplement relating to any series of subordinated debt securities will include the subordination provisions of such series including:

•	the applicability and effect of such provisions upon any payment or distribution of our assets to creditors upon any liquidation, dissolution, winding-up, reorganization, assignment for the benefit of creditors or marshaling of assets or any bankruptcy, insolvency or similar proceedings;

•	the applicability and effect of such provisions in the event of specified defaults with respect to any senior indebtedness, including the circumstances under which and the periods in which we will be prohibited from making payments on the subordinated debt securities;

•	the definition of senior indebtedness applicable to the subordinated debt securities of that series and, if the series is issued on a senior subordinated basis, the definition of subordinated debt applicable to that series;

•	any changes to the subordination provisions of the indenture that we make without the consent of the holders of debt securities and which changes are not specifically permitted under the indenture without such consent; provided that such changes shall become effective only when there is no debt security of any series which (i) is outstanding, (ii) was created prior to the execution of the supplemental indenture providing for such change and (iii) is adversely affected by such change.

The indenture supplement will also describe as of a recent date the approximate amount of senior indebtedness to which the subordinated debt securities of such series will be subordinated.

The failure to make any payment on any of the subordinated debt securities by reason of the subordination provisions of the subordinated indenture described in the applicable supplemental indenture will not be construed as preventing the occurrence of an event of default with respect to the subordinated debt securities arising from any such failure to make payment.

The subordination provisions described above will not be applicable to payments in respect of the subordinated debt securities from a defeasance trust established in connection with any defeasance or covenant defeasance of the subordinated debt securities as described under “- Legal Defeasance and Covenant Defeasance.”

The foregoing description of debt securities and the indenture is a summary and is qualified in its entirety by the applicable indenture. Further, we may amend the applicable indenture without the consent of the holders of debt securities, even if such amendment is not specifically permitted without such consent; provided that such amendment shall become effective only when there is no debt security of any series which (i) is outstanding, (ii) was created prior to the execution of the supplemental indenture providing for such change and (iii) is adversely affected by such change.

DESCRIPTION OF CAPITAL STOCK

Selected provisions of our organizational documents and descriptions of our capital stock are summarized below. The summary is not complete. You should read the organizational documents, which are incorporated by reference to this registration statement, for other provisions that may be important to you. In addition, you should be aware that the summary below does not give full effect to the terms of the provisions of statutory or common law which may affect your rights as a stockholder.

We are authorized to issue 80,000,000 shares of common stock, par value $0.01 per share. As of December 31, 2003, a total of 31,937,364 shares of our common stock were issued and outstanding. As of December 31, 2003, a total of 4,666,558 shares of common stock were reserved for issuance under our stock incentive plans. We are also authorized to issue 10,000,000 shares of preferred stock, par value $0.01 per share. As of December 31, 2003, no shares of Preferred Stock were outstanding.

The following summary of our common stock and preferred stock is qualified in its entirety by reference to our Restated Certificate of Incorporation, our Amended and Restated By-laws, and the Delaware General Corporation Law, as amended.

Common Stock

Listing

Our common stock is listed on the New York Stock Exchange, under the symbol “AVL.” Any additional common stock that we issue will also be listed on the New York Stock Exchange, unless otherwise indicated in a prospectus supplement.

Dividends

Stockholders may receive dividends declared by our board of directors if, as and when our board of directors declares any such dividends. Our loan agreement contains restrictions on our ability to pay dividends.

Voting Rights

Each share of common stock is entitled to one vote in the election of directors and other matters submitted to our stockholders. Holders of our common stock do not have cumulative or preemptive rights. As a result, the holders of a majority of the outstanding shares of common stock voting for the election of directors can elect all the directors, and, in such event, the holders of the remaining shares of common stock will not be able to elect any persons to our board of directors.

Other Provisions

We will notify holders of common stock of any stockholders’ meetings in accordance with applicable law. If we liquidate, dissolve or wind-up, whether voluntarily or not, our common stockholders will share equally in the assets remaining after we pay our creditors and holders of any preferred stock we have outstanding at the time of liquidation.

Transfer Agent and Registrar

EquiServe is the transfer agent and registrar for our common stock.

Preferred Stock

The following description of the terms of the preferred stock sets forth general terms and provisions of the preferred stock to which a prospectus supplement may relate. Specific terms of any series of preferred stock offered by a prospectus supplement will be described in the prospectus supplement relating to such series. You should read the certificate of designations establishing a particular series of preferred stock, which we will file with the SEC in connection with the offering of such series, for other provisions that may be important to you.

General

Our board of directors can, without approval of our stockholders, establish series of preferred stock. The board can also determine the number of shares of each series and the rights, preferences, privileges and restrictions including the dividend rights, voting rights, conversion rights, redemption rights and any liquidation preferences of any series of preferred stock and the terms and conditions of issue. In some cases, the issuance of preferred stock could delay a change in the persons and entities controlling us and make it harder to remove present management. Under certain circumstances, the terms of any preferred stock, which is subsequently issued, could also restrict dividend payments to holders of our common stock or restrict our ability to repurchase or redeem shares.

Other Provisions

The transfer agent, registrar and dividend disbursement agent for a series of preferred stock will be named in the applicable prospectus supplement. The registrar for preferred stock will send notices to stockholders of any meetings at which holders of the preferred stock have the right to elect directors or to vote on any other matter.

If we offer preferred stock, the specific terms of a particular series will be described in the prospectus supplement, and will include the following:

•	the price or prices at which the preferred stock will be issued;

•	the maximum number of shares to constitute the series and the distinctive designations of such series;

•	the dividend rate, or method of calculation, the dates on which dividends will be payable, whether dividends will be paid in preference to dividends on common stock, and whether dividends will be cumulative;

•	whether and the manner in which the preferred stock will be redeemable at our option or otherwise;

•	any liquidation preference applicable to the preferred stock;

•	whether and the manner in which the preferred stock will be subject to a retirement or sinking fund that requires us to repurchase the shares;

•	any conversion or exchange rights applicable to the preferred stock;

•	any restrictions on the ability to sell or transfer the preferred stock;

•	any voting rights; and

•	any other restrictions, preferences, privileges, rights or limitations.

Delaware Anti-Takeover Statute

We are a Delaware corporation and are subject to Section 203 of the Delaware General Corporation Law. In general, Section 203 prevents us from engaging in a business combination with an “interested stockholder” (generally, a person owning 15% or more of our outstanding voting stock) for three years following the time that person becomes a 15% stockholder unless either:

•	before that person became a 15% stockholder, our board of directors approved the transaction in which the stockholder became a 15% stockholder or approved the business combination;

•	upon completion of the transaction that resulted in the stockholder’s becoming a 15% stockholder, the stockholder owns at least 85% of our voting stock outstanding at the time the transaction began

(excluding stock held by directors who are also officers and by employee stock plans that do not provide employees with the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer); or

•	after the transaction in which that person became a 15% stockholder, the business combination is approved by our board of directors and authorized at a stockholder meeting by at least two-thirds of the outstanding voting stock not owned by the 15% stockholder.

Under Section 203, these restrictions also do not apply to business combinations proposed by a 15% stockholder following the disclosure of an extraordinary transaction with a person who was not a 15% stockholder during the previous three years or who became a 15% stockholder with the approval of a majority of our directors. This exception applies only if the extraordinary transaction is approved or not opposed by a majority of our directors who were directors before any person became a 15% stockholder in the previous three years, or the successors of these directors.

Although the selling stockholder and its affiliates currently own over 15% percent of our common stock and acquired such stock pursuant to a transaction within the last three years, a majority of our directors approved the transaction. Consequently, Section 203 will not prevent us from engaging in a business combination with the selling stockholder or its affiliates.

Limitation on Directors’ Liability

Delaware has adopted a law that allows corporations to limit or eliminate the personal liability of directors to corporations and their stockholders for monetary damages for breach of directors’ fiduciary duty of care. The duty of care requires that, when acting on behalf of the corporation, directors must exercise an informed business judgment based on all material information reasonably available to them. Absent the limitations allowed by the law, directors are accountable to corporations and their stockholders for monetary damages for acts of gross negligence. Although the Delaware law does not change directors’ duty of care, it allows corporations to limit available relief to equitable remedies such as an injunction or rescission. Our Restated Certificate of Incorporation limits the liability of our directors to the fullest extent permitted by this law. Specifically, our directors will not be personally liable for monetary damages for any breach of their fiduciary duty as a director, except for liability

•	for any breach of their duty of loyalty to us or our stockholders;

•	for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law;

•	under provisions relating to unlawful payments of dividends or unlawful stock repurchases or redemptions; or

•	for any transaction from which the director derived an improper personal benefit.

This limitation may have the effect of reducing the likelihood of derivative litigation against directors, and may discourage or deter stockholders or management from bringing a lawsuit against directors for breach of their duty of care, even though such an action, if successful, might otherwise have benefited our stockholders.

DESCRIPTION OF WARRANTS

We may issue warrants to purchase debt securities, or “debt warrants,” as well as warrants to purchase preferred stock or common stock, or “equity warrants.” We refer to debt warrants and equity warrants collectively as “warrants.” Warrants may be issued independently or together with any securities and may be attached to or separate from those securities. We will issue warrants under warrant agreements to be entered into between us and a bank or trust company, as warrant agent. When we issue warrants, we will describe the specific terms of the warrants in a prospectus supplement.

Debt Warrants

The applicable prospectus supplement will describe the terms of debt warrants offered thereby, the warrant agreement relating to the debt warrants and the debt warrant certificates representing the debt warrants, including:

•	the title of the debt warrants;

•	the aggregate number of debt warrants;

•	the price or prices at which the debt warrants will be issued;

•	the designation, aggregate principal amount and terms of the debt securities purchasable upon exercise of the debt warrants, and the procedures and conditions relating to the exercise of the debt warrants;

•	the designation and terms of any related debt securities with which the debt warrants are issued, and the number of the debt warrants issued with each debt security;

•	the date, if any, on and after which the debt warrants and the related debt securities will be separately transferable;

•	the principal amount of debt securities purchasable upon exercise of each debt warrant;

•	the date on which the right to exercise the debt warrants will commence, and the date on which those rights will expire;

•	the maximum or minimum number of debt warrants which may be exercised at any time;

•	information with respect to book-entry procedures, if any;

•	a discussion of any material federal income tax considerations; and

•	any other terms of the debt warrants and terms, procedures and limitations relating to the exercise of the debt warrants.

Subject to the terms of the applicable prospectus supplement, debt warrant certificates will be exchangeable for new debt warrant certificates of different denominations. Debt warrants may be exercised at the corporate trust office of the warrant agent or any other office indicated in the prospectus supplement. Prior to the exercise of their debt warrants, holders of debt warrants will not have any of the rights of holders of the debt securities purchasable upon the exercise and will not be entitled to payment of principal of or premium, if any, or interest, if any, on the debt securities purchasable upon the exercise.

Equity Warrants

The applicable prospectus supplement will describe the terms of equity warrants offered thereby, the warrant agreement relating to the equity warrants and the equity warrant certificates representing the equity warrants, including:

•	the title of the equity warrants;

•	the securities (i.e., preferred stock or common stock) for which the equity warrants are exercisable;

•	the price or prices at which the equity warrants will be issued;

•	if applicable, the designation and terms of the preferred stock or common stock with which the equity warrants are issued, and the number of equity warrants issued with each share of preferred stock or common stock;

•	if applicable, the date on and after which the equity warrants and the related preferred stock or common stock will be separately transferable;

•	the date on which the right to exercise the equity warrants will commence, and the date on which those rights will expire;

•	the maximum or minimum number of equity warrants which may be exercised at any time;

•	information with respect to book-entry procedures, if any;

•	if applicable, a discussion of any material federal income tax considerations; and

•	any other terms of the equity warrants, including terms, procedures and limitations relating to the exchange and exercise of the equity warrants.

Unless otherwise provided in the applicable prospectus supplement, holders of equity warrants will not be entitled, by virtue of being such holders, to vote, consent, receive dividends, receive notice as stockholders with respect to any meeting of stockholders for the election of our directors or any other matter, or to exercise any rights whatsoever as stockholders.

Except as set forth in the applicable prospectus supplement, the exercise price payable and the number of shares of common stock or preferred stock purchasable upon the exercise of each equity warrant will be subject to adjustment in certain events, including the issuance of a stock dividend to holders of common stock or preferred stock or a stock split, reverse stock split, combination, subdivision or reclassification of common stock or preferred stock. In lieu of adjusting the number of shares of common stock or preferred stock purchasable upon exercise of each equity warrant, we may elect to adjust the number of equity warrants. Unless otherwise provided in the applicable prospectus supplement, no adjustments in the number of shares purchasable upon exercise of the equity warrants will be required until cumulative adjustments require an adjustment of at least 1% thereof. We may, at our option, reduce the exercise price at any time. No fractional shares will be issued upon exercise of equity warrants, but we will pay the cash value of any fractional shares otherwise issuable. Notwithstanding the foregoing, except as otherwise provided in the applicable prospectus supplement, in case of any consolidation, merger, or sale or conveyance of our property as an entirety or substantially as an entirety, the holder of each outstanding equity warrant shall have the right to the kind and amount of shares of stock and other securities and property (including cash) receivable by a holder of the number of shares of common stock or preferred stock into which the equity warrant was exercisable immediately prior to the particular triggering event.

Exercise of Warrants

Subject to the terms of the applicable prospectus supplement, each warrant will entitle the holder to purchase the principal amount, or number of, securities at the exercise price as shall in each case be set forth in, or be determinable as set forth in, the applicable prospectus supplement. Warrants may be exercised at any time up to the close of business on the expiration date set forth in the prospectus supplement relating to the warrants offered thereby. After the close of business on the expiration date, unexercised warrants will become void.

Subject to the terms of the applicable prospectus supplement, warrants may be exercised as set forth in the applicable prospectus supplement. Upon receipt of payment and the warrant certificate properly completed and duly executed at the corporate trust office of the warrant agent or any other office indicated in the applicable prospectus supplement, we will, as soon as practicable, forward the securities purchasable upon that exercise. If less than all of the warrants represented by a particular warrant certificate are exercised, a new warrant certificate will be issued for the remaining warrants.

DESCRIPTION OF UNITS

We may issue units consisting of two or more other constituent securities. These units may be issuable as, and for a specified period of time may be transferable as, a single security only, as distinguished from the separate constituent securities comprising such units. When we issue units, we will describe the specific terms of the units in a prospectus supplement including the following:

•	the title of any series of units;

•	identification and description of the separate constituent securities comprising the units;

•	the price or prices at which the units will be issued;

•	if applicable, the date on and after which the constituent securities comprising the units will become separately transferable;

•	information with respect to book-entry procedures, if any;

•	a discussion of any material federal income tax considerations; and

•	any other terms of the units and their constituent securities.

SELLING STOCKHOLDER

Pursuant to a registration rights agreement, dated as of December 21, 2001, as amended, we agreed to register certain securities owned by the selling stockholder and to indemnify the selling stockholder against certain liabilities related to the selling of the common stock, including liabilities arising under the Securities Act of 1933, as amended, or the Securities Act. Under the registration rights agreement, we also agreed to pay the costs and fees of registering the shares of common stock (including the reimbursement of fees paid by the selling stockholder to counsel); however, the selling stockholder will pay any brokerage commissions, discounts or other expenses relating to the sale of the shares of common stock.

The table below sets forth information about the selling stockholder’s beneficial ownership of our common stock as of December 31, 2003 (such information has been provided by the selling stockholder). The selling stockholder may offer all, some or none of the shares of our common stock beneficially owned by it. The shares offered by this prospectus may be offered from time to time by the selling stockholder. As used in this prospectus, “selling stockholder” includes the successors-in-interest, donees, transferees or others who may later hold the selling stockholder’s interests and who will be named in a supplement to this prospectus.

As of December 31, 2003, the selling stockholder beneficially owned 11,363,378 shares of our common stock by virtue of its beneficial ownership of 11,100,878 shares of our common stock and a warrant exercisable for 262,500 shares of our common stock. The selling stockholder is an affiliate of The Carlyle Group, a private equity firm. Two managing directors of The Carlyle Group currently sit on our board of directors.

	Shares Beneficially Owned Prior to the Offering			Number of Shares Being Offered
Name of Selling Stockholder	Number of Shares Beneficially Owned		Percent
TCG Holdings, L.L.C. (1)	11,363,378	(2)	35.3%

(1)

TC Group III, L.P. is the sole general partner of Carlyle Partners III, L.P., CP III Coinvestment, L.P. and Carlyle-Aviall Partners II, L.P., the record holders of 9,499,027, 801,146 and 246,201 shares of our common stock, respectively. TC Group III, L.L.C. is the sole general partner of TC Group III, L.P. TCG High Yield, L.L.C. is the sole general partner of Carlyle High Yield Partners, L.P., the record holder of

554,504 shares of Common Stock and a warrant exercisable for 262,500 shares of our common stock. TCG High Yield Holdings, L.L.C. is the sole managing member of TCG High Yield, L.L.C. TC Group, L.L.C. is the sole managing member of TC Group III, L.L.C. and TCG High Yield Holdings, L.L.C. TCG Holdings, L.L.C. is the sole managing member of TC Group, L.L.C. Accordingly, (i) TC Group III, L.P. and TC Group III, L.L.C. each may be deemed to be a beneficial owner of shares of common stock owned of record by each of Carlyle Partners III, L.P., CP III Coinvestment, L.P. and Carlyle-Aviall Partners II, L.P.; (ii) TCG High Yield, L.L.C. and TCG High Yield Holdings, L.L.C. each may be deemed to be a beneficial owner of shares of common stock owned of record by Carlyle High Yield Partners, L.P. and (iii) TC Group, L.L.C. and TCG Holdings, L.L.C. each may be deemed to be a beneficial owner of shares of common stock owned of record by each of Carlyle Partners III, L.P., CP III Coinvestment, L.P., Carlyle-Aviall Partners II, L.P. and Carlyle High Yield Partners, L.P. William E. Conway, Jr., Daniel A. D’Aniello and David M. Rubenstein are managing members of TCG Holdings, L.L.C. and, in such capacity, may be deemed to share beneficial ownership of shares of common stock beneficially owned by TCG Holdings, L.L.C. Such individuals expressly disclaim any such beneficial ownership. The principal address and principal offices of TCG Holdings, L.L.C. and certain affiliates is c/o The Carlyle Group, 1001 Pennsylvania Avenue, N.W., Suite 220 South, Washington, D.C. 20004-2505. Each of the foregoing entities reports to have sole voting and investment power over the shares of common stock reported to be beneficially owned by such entity.

(2)	Includes 262,500 shares of our common stock, which Carlyle High Yield Partners is entitled to receive upon exercise of a warrant currently held by it and registered for resale pursuant to a Registration Statement on Form S-3 (Reg. No. 333-894-84). None of these shares are being offered for resale pursuant to this prospectus.

PLAN OF DISTRIBUTION

Distribution by the Company or the Selling Stockholder

As used in this prospectus, “selling stockholder” includes the successors-in-interest, donees, transferees or others who may later hold the selling stockholder’s interests and who will be named in a supplement to this prospectus. In all cases, the selling stockholder will act independently of us in making decisions with respect to the timing, manner and size of each sale. We or the selling stockholder may sell any of the securities being offered under this prospectus in any one or more of the following ways from time to time:

•	through underwriters or dealers;

•	through agents;

•	through a block trade in which the broker or dealer engaged to handle the block trade will attempt to sell the securities as agent, but may position and resell a portion of the block as principal to facilitate the transaction;

•	as exchange distributions in accordance with the rules of the applicable exchange;

•	directly to purchasers, including institutional investors;

•	to a broker-dealer, as principal, for resale by the broker-dealer for its account;

•	through privately negotiated transactions;

•	through remarketing firms;

•	short sales;

•	through a combination of any of these methods of sale; or

•	any other method permitted pursuant to applicable law.

In addition, the selling stockholder may sell its common stock under Rule 144 of the Securities Act rather than under this prospectus, if the transaction meets the requirements of Rule 144, or by any other legally available means. The distribution of the securities described in this prospectus may be effected from time to time in one or more transactions either:

•	at a fixed price or prices, which may be changed;

•	at market prices prevailing at the time of the sale;

•	at prices relating to the prevailing market prices; or

•	at negotiated prices.

Underwriters or Dealers

Unless otherwise indicated in the applicable prospectus supplement, if underwriters or dealers are utilized in the sale, the securities will be acquired by the underwriters or dealers for their own account. The underwriters or dealers may sell the securities in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. The obligations of the underwriters to purchase the securities will be subject to several conditions set forth in an agreement between us and the underwriters. Unless otherwise indicated in the applicable prospectus supplement, the underwriters will be obligated to purchase all of the securities offered if any of the securities are purchased. Any public offering price and any discounts or concessions allowed or re-allowed or paid to dealers may be changed from time to time. We or the selling stockholder may grant underwriters who participate in the distribution of securities an option to purchase additional securities if they sell more securities than they purchased.

During and after an offering through underwriters, the underwriters may purchase and sell the securities in the open market. These transactions may include over-allotment and stabilizing transactions and purchases to cover syndicate short positions created in connection with the offering. The underwriters may also impose a penalty bid, in which selling concessions allowed to syndicate members or other broker-dealers for the offered securities sold for their account may be reclaimed by the syndicate if such offered securities are repurchased by the syndicate in stabilizing or covering transactions. These activities may stabilize, maintain or otherwise affect the market price of the offered securities, which may be higher than the price that might otherwise prevail in the open market. If commenced, these activities may be discontinued.

If we or the selling stockholder use dealers in the sale of securities, we will sell the securities to them as principals. They may then resell those securities to the public at varying prices determined by the dealers at the time of resale. We will include in the prospectus supplement the names of the dealers and the terms of the transaction.

Agents

We or the selling stockholder may designate agents who agree to use their reasonable efforts to solicit purchasers for the period of their appointment or to sell securities on a continuing basis.

Direct Sales

We or the selling stockholder may also sell securities directly to one or more purchasers without using underwriters or agents.

Remarketing Firms

The securities may be re-sold to the public following their redemption or repayment by one or more remarketing firms. Remarketing firms may act as principals for their own accounts or as agents for us.

Rights Offerings; Conversions

If we were to issue rights on a pro rata basis to our stockholders, we may be able to use this prospectus to offer and sell the securities underlying the rights. We may also be able to use the prospectus to offer and sell securities to be received upon conversion of any convertible securities we may issue or upon exercise of transferable warrants that may be issued by us or an affiliate.

General Information

Underwriters, dealers, agents and remarketing firms that participate in the distribution of the securities may be underwriters as defined in the Securities Act, and any discounts or commissions received by them from us and any profit on the resale of the securities by them may be treated as underwriting discounts and commissions under the Securities Act. Any underwriter, dealer, agent or remarketing firm will be identified and the terms of the transaction, including their compensation, will be described in a prospectus supplement or in a post-effective amendment to the registration statement of which this prospectus is a part. We or the selling stockholder may have agreements with underwriters, dealers, agents or remarketing firms to indemnify them against certain liabilities, including liabilities under the Securities Act, or to contribute with respect to payments which the underwriters, dealers or agents may be required to make. Underwriters, dealers, agents or remarketing firms, or their affiliates may be customers of, engage in transactions with or perform services for, us or our subsidiaries in the ordinary course of their business.

All securities, other than shares of common stock, will be new issues of securities with no established trading market. Any underwriters to whom securities are sold by us for public offering and sale may make a market in such securities, but such underwriters will not be obligated to do so and may discontinue any market making at any time without notice. No assurance can be given as to the liquidity of the trading market for any securities.

We or the selling stockholder may use agents and underwriters to solicit offers by certain institutions to purchase securities from us at the public offering price set forth in the prospectus supplement pursuant to delayed delivery contracts providing for payment and delivery on the date stated in the prospectus supplement. Delayed delivery contracts will be subject to only those conditions set forth in the prospectus supplement. A commission indicated in the prospectus supplement will be paid to underwriters and agents soliciting purchases of securities pursuant to delayed delivery contracts accepted by us.

Hedging and Other Transactions

In addition to the manners of distribution described above, the selling stockholder may enter into hedging transactions. For example, the selling stockholder may:

•	enter into transactions with a broker-dealer or affiliate thereof in connection with which such broker-dealer or affiliate will engage in short sales of the common stock pursuant to this prospectus, in which case such broker-dealer or affiliate may use shares of common stock received from the selling stockholder to close out its short positions;

•	sell common stock short itself and redeliver such shares to close out its short positions;

•	enter into option or other types of transactions that require the selling stockholder to deliver common stock to a broker-dealer or an affiliate thereof, who will then resell or transfer the common stock under this prospectus; or

•	loan or pledge the common stock to a broker-dealer or an affiliate thereof, who may sell the loaned shares or, in an event of default in the case of a pledge, sell the pledged shares pursuant to this prospectus.

A distribution of the common stock by the selling stockholder may also be effected through the issuance by the selling stockholder or others of derivative securities, including without limitation, warrants, exchangeable securities, forward delivery contracts and the writing of options.

Pledges; Certain Transfers and Donations

From time to time, the selling stockholder may pledge or grant a security interest in some or all of our common stock owned by it. If the selling stockholder defaults in the performance of its secured obligations, the pledgees or secured parties may offer and sell such common stock from time to time by this prospectus. The selling stockholder also may transfer and donate our common stock owned by it in other circumstances. The number of shares of our common stock beneficially owned by the selling stockholder will decrease as and when the selling stockholder transfers or donates its shares of our common stock or defaults in performing obligations secured by its shares of our common stock. The plan of distribution for the securities offered and sold under this prospectus will otherwise remain unchanged, except that each of the transferees, donees, pledgees, other secured parties or other successors in interest will be a selling stockholder for purposes of this prospectus. The names of any transferees, donees, pledgees, or other secured parties or other successors in interest selling common stock under this prospectus will be included in the applicable prospectus supplement.

EXPERTS

The consolidated financial statements incorporated in the registration statement of which this prospectus is a part by reference to the Annual Report on Form 10-K for the years ended December 31, 2002 and 2001, have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, independent auditors, given on the authority of said firm as experts in auditing and accounting.

LEGAL MATTERS

The validity of the issuance of any securities offered under this prospectus will be passed upon for us by our lawyers, Haynes and Boone, LLP. Counsel named in the prospectus supplement will issue opinions about the validity of the securities for any agents, dealers or underwriters.